Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Wyndham Worldwide Corporation,

WHG BB Sub, Inc.

and

La Quinta Holdings Inc.

Dated as of January 17, 2018

i

ii

Exhibits
Exhibit A	Certain Definitions
Exhibit B	Amended and Restated Certificate of Incorporation
Exhibit C	Amended and Restated Bylaws

Annex A	Separation and Distribution Agreement
Annex B	Employee Matters Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, is entered into as of January 17, 2018 (as it may be amended from time to time, this “Agreement”), by and among Wyndham Worldwide Corporation, a Delaware corporation (“Parent”), WHG BB Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and La Quinta Holdings Inc., a Delaware corporation (the “Company”). Capitalized terms which are otherwise not defined herein shall have the meaning set forth in Exhibit A hereto.

WHEREAS, concurrently with the execution of this Agreement, the Company and CorePoint Lodging Inc., a Maryland corporation and a wholly-owned Subsidiary of the Company (“CPLG”), entered into the Separation and Distribution Agreement in the form attached hereto as Annex A (the “Distribution Agreement”), pursuant to which, among other things, prior to the Effective Time: (i) the Company will effect a separation of the Management and Franchise Business (which will remain with the Company and the Retained Subsidiaries) and the Separated Real Estate Business (which will be conveyed to and vest in CPLG and its Subsidiaries); (ii) the Company will effect the Reverse Stock Split; and (iii) the Company will distribute to the holders of Shares all of the outstanding shares of CPLG Common Stock (the “Distribution”);

WHEREAS, concurrently with the execution of this Agreement, the Company and CPLG entered into the Employee Matters Agreement in the form attached hereto as Annex B;

WHEREAS, at the Effective Time, the parties will effect the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of the Company and its stockholders and has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (b) has recommended the adoption by the stockholders of the Company of this Agreement, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (a) has determined that the amendment to the certificate of incorporation of the Company in order to effect the Reverse Stock Split (the “Reverse Stock Split Charter Amendment”) and the amendment to the certificate of incorporation of the Company in order to change the par value of the Shares in connection with the Reverse Stock Split (the “Par Value Charter Amendment” and, together with the Reverse Stock Split Charter Amendment, the “Company Charter Amendments”) are advisable and in the best interests of the Company and its stockholders and has approved the Company Charter Amendments and (b) has recommended that the stockholders approve the Company Charter Amendments;

WHEREAS, the respective boards of directors or equivalent governing body of each of Parent and Merger Sub have approved and declared advisable to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into a support agreement with Parent (the “Voting Agreement”), pursuant to which such stockholders have agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their Shares in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Distribution. Upon the terms and subject to the conditions of the Spin-Off Transaction Agreements, on the Closing Date but prior to the Effective Time and subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Company shall cause to be effected the Distribution, in each case in accordance with the terms of the Spin-Off Transaction Agreements. Each of the Company and Parent shall cooperate with each other, and shall cause their respective Affiliates to so cooperate, such that the Distribution shall be effected on the Closing Date, prior to the Effective Time, with as short of a delay as reasonably possible between the consummation of the Distribution and the Effective Time. Notwithstanding anything in this Agreement to the contrary, the Merger shall not affect the right of any holder of Shares as of the record date of the Distribution to receive the CPLG Consideration.

Section 1.2. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of Parent.

Section 1.3. Closing; Effective Time. Subject to the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, promptly, but in no event later than the fifth (5th) Business Day, after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree; provided, that in no event shall the Closing occur prior to April 2, 2018, unless Parent specifies an earlier date on no less than five (5) Business Days’ prior written notice to the Company. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.4. Effective Time. At the Closing, the Company shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date or time as is specified in the Certificate of Merger and agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”), and the parties hereto shall make all other filings or recordings required under the DGCL or other applicable law in connection with the Merger.

Section 1.5. Effects of the Merger. The Merger will have the effects set forth herein, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Company as the Surviving Corporation.

Section 1.6. Certificate of Incorporation; Bylaws.

(a) By virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated as of the Effective Time so as to read in its entirety as set forth in Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation following the Merger, until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 5.6).

(b) Effective at the Effective Time, the bylaws of the Company shall be amended and restated so as to read in their entirety in the form as is set forth on Exhibit C hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law, until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law (subject to Section 5.6).

Section 1.7. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case to hold office until the earlier of their resignation or removal or until their successor is duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any Shares or any shares of capital stock of Parent or Merger Sub, the following will occur:

(a) subject to the terms of this Article II, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Merger Consideration, payable to the holder thereof, without interest thereon, less any applicable withholding of Taxes, in the manner provided for in Section 2.5;

(b) each Share that is (i) held by the Company as treasury stock or (ii) owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and no cash or other consideration shall be delivered in exchange therefor; and

(c) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) “Merger Consideration” means $8.40 per share in cash prior to giving effect to the Reverse Stock Split, provided that, if the Reverse Stock Split is effected prior to the Effective Time, “Merger Consideration” shall mean $16.80 per share in cash after giving effect to the Reverse Stock Split. For the avoidance of doubt, at the Effective Time, any fractional Shares issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares), including any fractional Shares resulting from the Reverse Stock Split, will be converted into the right to receive an amount in cash equal to (i) the fraction representing any such fractional share multiplied by (ii) the Merger Consideration, payable to the holder thereof, without interest thereon and rounded down to the nearest whole cent, less any applicable withholding of Taxes, in the manner provided for in Section 2.5.

(e) Notwithstanding the foregoing, and without limiting Section 5.2, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number or class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Shares will be appropriately adjusted to provide the holders of Shares, LQ RSAs and LQ RSUs the same economic effect as contemplated by this Agreement prior to such event; provided, that (i) nothing in this paragraph shall prohibit any action by the Company or any of its Subsidiaries to be taken pursuant to the Spin-Off Transaction Agreements and (ii) no adjustment shall be made pursuant to this paragraph as a result of the Distribution or the other transactions expressly contemplated by the Spin-Off Agreements (including the Reverse Stock Split, which is governed by the provisions of Section 2.1(d)); provided, further, that nothing in this paragraph shall permit any action by the Company or any of its Subsidiaries that is prohibited by the terms of this Agreement (including Section 5.2).

Section 2.2. Treatment of Company Equity Awards. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the LQ Equity Plan) will take the actions with respect to the LQ Equity Plan contemplated by Article IV of the Employee Matters Agreement and all actions, including the obtaining of any required waivers or consents, as it deems (without payment of any additional compensation therefor) necessary or appropriate to give effect to this Section 2.2 to provide that:

(a) Treatment of LQ RSAs. Except as otherwise agreed between Parent and a holder in writing, immediately prior to the Effective Time, each LQ RSA that is then outstanding shall, automatically and without any required action on the part of the holder thereof, vest and become free of restrictions as of the Effective Time and be cancelled and terminated, and each holder of an LQ RSA shall have the right to receive from the Surviving Corporation, in respect of such LQ RSA, an amount in cash (less applicable withholding Taxes, if any) equal to (A) the number of Shares subject to such LQ RSA, multiplied by (B) the Merger Consideration, payable in accordance with Section 2.2(e).

(b) Treatment of LQ RSUs. Except as otherwise agreed between Parent and a holder in writing, immediately prior to the Effective Time, any vesting conditions applicable to each LQ RSU that is then outstanding shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and such LQ RSU shall be cancelled and terminated, and each holder of an LQ RSU shall have the right to receive from the Surviving Corporation, in respect of such LQ RSU, an amount in cash (less applicable withholding Taxes, if any) equal to (A) the number of Shares previously subject to such LQ RSU award, multiplied by (B) the Merger Consideration, payable in accordance with Section 2.2(e).

(c) Termination of LQ Equity Plan. Subject to Section 2.2(d), at or prior to the Effective Time, the Company shall terminate the LQ Equity Plan and any other Company Plan (or provision thereof) that provides for the issuance or grant of any interest in respect of Shares. As of the Effective Time, neither the Company nor any of the Retained Subsidiaries shall be bound by any obligations under the LQ Equity Plan or any other Company Plan (or provision thereof) that provides for the issuance or grant of any interest in respect of Shares, except for the Company’s obligations under this Agreement.

(d) Termination of LQ ESPP. Effective as of the date of this Agreement, the Company Board, or a duly authorized committee thereof, shall adopt such resolutions to take such other actions as may be required to provide that with respect to the LQ ESPP: (i) participation following the date of this Agreement shall be limited to those employees who actively participate in such LQ ESPP as of the date of this Agreement, (ii) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iii) no offering period shall be commenced or extended after the date of this Agreement, (iv) each participant’s outstanding right to purchase Shares under the LQ ESPP shall terminate on the Business Day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the LQ ESPP); provided, that all amounts allocated to each participant’s account under the LQ ESPP as of such date shall thereupon be used to purchase from the Company whole Shares at the applicable price determined under the existing terms of the LQ ESPP for the then-outstanding offering periods using such date as the final purchase date for each such offering period, and (v) assuming the occurrence of the Effective Time, the LQ ESPP shall terminate immediately following such purchases of Shares and in any event immediately prior to the Effective Time.

(e) Payments in respect of LQ RSAs and LQ RSUs. Immediately prior to the Effective Time, Parent shall pay (or cause to be paid) to the Surviving Corporation (on behalf of and as agent of the holders of LQ RSAs or LQ RSUs) the portion of the aggregate consideration payable in respect of LQ RSAs and LQ RSUs pursuant to this Article II. Such amounts payable shall then be paid to such holders by the Company through its payroll system as part of its next full payroll cycle that is at least five (5) Business Days following the Closing Date.

Section 2.3. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has duly demanded appraisal under and otherwise complied in all respects with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares will be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares will be treated as if they had been converted into the right to receive the Merger Consideration at the Effective Time, without interest thereon, upon surrender of certificates (or affidavits of loss in lieu thereof as provided in Section 2.4(f)) or book-entry shares, pursuant to Section 2.4. Parent shall promptly deposit with the Paying Agent any additional funds necessary to pay in full the aggregate Merger Consideration so due and payable to such stockholder who shall have withdrawn or lost such right to obtain payment of the fair market value of such Dissenting Shares.

(b) The Company shall give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other instruments received by the Company relating to rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

(c) The Proxy Statement shall include a notice complying with the provisions of Section 262 of the DGCL concerning the rights of the stockholders of the Company to exercise appraisal rights with respect to the Merger and a copy of the provisions of Section 262 of the DGCL.

Section 2.4. Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), to act as agent for the stockholders of the Company to receive payment of the aggregate Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.

(b) Deposit. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount in immediately available funds sufficient to pay the stockholders of the Company (other than any holders of any Shares described in Section 2.1(b) and any holders of Dissenting Shares) the aggregate consideration payable to the holders of Shares pursuant to Section 2.1(a) (but which cash shall not, for the avoidance of doubt, be for payments in respect of LQ RSAs or LQ RSUs, which shall be paid by the Company through its payroll system as part of its next full payroll cycle that is at least five (5) Business Days following the Closing Date). Such cash may be invested by the Paying Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments will be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(c) Letter of Transmittal; Surrender of Shares. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or evidence of a book-entry share, which immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the certificate or book-entry shares will pass only upon delivery of the certificates (or affidavits of loss in lieu thereof as provided in Section 2.4(f)) to the Paying Agent or, in the case of book-entry Shares, upon adherence to the procedures set forth in such letter of transmittal, and shall be in such form and have such other provisions acceptable to the Company and Parent) (the “Letter of Transmittal”), and (ii) instructions for effecting the surrender of the certificates or book-entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a certificate (or affidavit of loss in lieu thereof as provided in Section 2.4(f)) or book-entry Shares for cancellation to the Paying Agent, together with such Letter of Transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry Share will be entitled to receive in exchange therefor the Merger Consideration (less any required withholding Taxes) for each Share formerly represented by such certificate or book-entry Share, and the certificate or book-entry Share so surrendered will forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry Shares on the Merger Consideration payable in respect of such certificates or book-entry Shares. Until surrendered as contemplated by this Section 2.4(c), each certificate or book-entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.

(d) Termination of Merger Exchange Fund. At any time following the date that is one (1) year after the Effective Time, Parent will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of certificates and book-entry Shares (including all dividends or other distributions payable with respect to such Shares), and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of their certificates (or affidavits of loss in lieu thereof) and book-entry Shares. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the funds delivered to the Paying Agent hereunder that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Share shall not have been surrendered immediately prior to such date on which such amounts would otherwise escheat to or become property of any Governmental Entity, any Merger Consideration unclaimed by such holders of certificates and book-entry Shares (including all dividends or other distributions payable with respect to such Shares) shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Stock Transfer Books. After the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, certificates and book-entry Shares presented to the Surviving Corporation for transfer will be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article II.

(f) Lost, Stolen or Destroyed Shares. In the event that any certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent, the Paying Agent will deliver in exchange for the lost, stolen or destroyed certificate the Merger Consideration payable in respect of the Shares represented by such certificate.

Section 2.5. Withholding. Each of Parent, Merger Sub, the Company and the Surviving Corporation (or any of their agents) will be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards or any other recipient of consideration pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under the Code or the Treasury Regulations thereunder or pursuant to any other Law. To the extent such amounts are so deducted and withheld, such amounts (i) shall be promptly remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.6. Transfer Taxes. If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered certificate or book-entry Share, as applicable, is registered, it will be a condition of payment that the certificate or book-entry Share, as applicable, so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment will have paid all transfer and other similar Taxes required by reason of the issuance to a Person other than the registered holder of the certificate or book-entry Share, as applicable, surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Any other transfer Taxes shall be paid by Parent or the Company when due, except as otherwise provided for in the Spin-Off Transaction Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly provided herein, no representations and warranties are being made in this Agreement by the Company with respect to the Separated Real Estate Business, the Separated Real Estate Assets or the Separated Real Estate Liabilities. The Company hereby represents and warrants to Parent and Merger Sub that, except (a) as disclosed in the SEC Reports filed with, or furnished to, as applicable, the SEC in the three years prior to the date of this Agreement (other than any risk factor disclosures contained in the “Risk Factors” section thereof or other similarly cautionary or predictive statements therein) provided that nothing disclosed in any such SEC Report shall qualify the representations and warranties in Section 3.3 or (b) as set forth on the Company Disclosure Letter (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

Section 3.1. Organization and Qualification.

(a) The Company is a corporation validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, with all corporate power and authority necessary to own its properties and assets and conduct its business as currently conducted. Each of the Company and its Retained Subsidiaries is, to the extent such concept is applicable, duly qualified and in good standing as a foreign corporation or entity authorized to do business in each jurisdiction in which the character of the properties or assets owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for any such failure to be so qualified or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Retained Subsidiaries is a corporation or other legal entity validly existing and in good standing under the laws of its jurisdiction of organization or formation, as applicable, with the requisite corporate, partnership, limited liability company or other power and authority, as applicable, necessary to own its properties and assets and conduct its business as currently conducted.

Section 3.2. Certificate of Incorporation. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing instruments) of the Company and the Retained Subsidiaries, in each case as currently in effect. The Company is not in violation of any provision of its certificate of incorporation or its bylaws.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000,000 Shares and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on January 17, 2018 (the “Capitalization Date”):

(i) 116,324,106 Shares were issued and outstanding (not including Shares subject to LQ RSAs), all of which were validly issued, fully paid and nonassessable;

(ii) 1,018,552 Shares subject to LQ RSAs were outstanding;

(iii) 9,936,599 Shares were reserved for and available for issuance pursuant to the LQ Equity Plan, of which an aggregate of 95,795 Shares were reserved for issuance upon the vesting or settlement of outstanding LQ RSUs;

(iv) 2,573,837 Shares were reserved for and available for issuance pursuant to the LQ ESPP;

(v) LQ PSUs with an aggregate target value of $11,078,100 were outstanding, which LQ PSUs will be converted at the time of the Distribution (to the extent still outstanding) into LQ RSAs, in accordance with the terms of the Employee Matters Agreement;

(vi) no shares of Preferred Stock were issued and outstanding; and

(vii) 15,133,066 Shares were held in the treasury of the Company.

From the close of business on the Capitalization Date through the date of this Agreement, no Company Equity Awards or other rights to acquire Shares or shares of Preferred Stock have been granted or issued and no Shares or other Company Securities have been granted or issued, except for Shares issued pursuant to the settlement or conversion of Company Equity Awards outstanding on the Capitalization Date and disclosed in this Section 3.3(a) in accordance with their respective terms as in effect on the date hereof.

(b) Except as set forth in Section 3.3(a), (i) there are no outstanding or authorized Company Securities, (ii) there are no outstanding obligations of the Company or the Retained Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to pay any dividend or make any other distribution (other than the Reverse Stock Split and the Distribution) in respect thereof and (iii) there are no other options, restricted stock, restricted stock units, stock appreciation rights, phantom stock awards, other stock- or equity-based awards, calls, warrants or other rights relating or valued by reference to Company Securities to which the Company is a party. As of the date of this Agreement, no Subsidiary or controlled Affiliate of the Company owns any Company Securities. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances, not subject to any preemptive rights or rights of first refusal (either created by statute or pursuant to agreements to which the Company or any of the Retained Subsidiaries is a party), and issued in compliance in all material respects with all applicable federal and state securities laws.

(c) The outstanding shares of capital stock or other equity interests of the Retained Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or a Retained Subsidiary, free and clear of all Encumbrances (other than (i) pledges of such shares of capital stock or other equity interests to secure the Company Credit Agreement and (ii) limitations on transfer under Law), except where any such failure to own any such shares or interests free and clear of all Encumbrances would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) There are no (i) voting trusts or similar agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or a Retained Subsidiary or (ii) obligations restricting the transfer of any Shares or other securities of the Company pursuant to agreements to which the Company is a party.

Section 3.4. Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Spin-Off Transaction Agreements, to perform its obligations hereunder and thereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Spin-Off Transaction Agreements and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby and the Company Charter Amendments have been duly and validly authorized by all necessary corporate action (other than obtaining the Requisite Stockholder Approval) and, assuming the accuracy of the representations and warranties of Parent and Merger Sub forth in Section 4.8, no other vote of holders of securities of the Company or corporate action on the part of the Company is necessary to authorize this Agreement or the Spin-Off Transaction Agreements, including the Company Charter Amendments, or to consummate the Merger and the other transactions contemplated hereby and thereby, other than the affirmative vote (in person or by proxy) of the holders of at least a majority in combined voting power of the outstanding Shares for the adoption of this Agreement and the approval of the Company Charter Amendments (collectively, the “Requisite Stockholder Approval”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and any franchise tax report as required by the DGCL and one or more certificates of amendment to effect the Company Charter Amendments.

(b) This Agreement and the Spin-Off Transaction Agreements have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The Company Board (at a meeting or meetings duly called and held) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement, (iii) directed that this Agreement be submitted to the holders of Shares for adoption and (iv) subject to the terms and conditions of this Agreement, resolved to recommend adoption of this Agreement by the holders of Shares and approval of the Company Charter Amendments by the holders of Shares (the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn.

Section 3.5. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the Spin-Off Transaction Agreements and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, does not and will not, (i) conflict with or violate (x) the certificate of incorporation or bylaws of the Company or (y) similar governing instruments of the Retained Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5(b) have been obtained, and all filings described in Section 3.5(b) have been made, conflict with or violate any Law or any rule or regulation of the New York Stock Exchange applicable to the Company or the Retained Subsidiaries or by which any of their respective properties or assets are bound, or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default), (B) give rise to any right of termination, cancellation, amendment or acceleration of any obligation or loss of any benefit, or (C) result in the creation of any Encumbrance on any of the properties or assets of the Company or the Retained Subsidiaries under any Contract to which the Company or the Retained Subsidiaries is a party or by which the Company or the Retained Subsidiaries or any of their respective properties or assets are bound, or, with respect to the Spin-Off Transaction Agreements that shall be entered into in connection with the consummation of the Distribution, will be bound, except, in the case of clauses (i)(y), (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and the Spin-Off Transaction Agreements and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except pursuant to (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the HSR Act, (iii) applicable listing or other requirements of the New York Stock Exchange, (iv) the filing of the Certificate of Merger and any applicable franchise tax report with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) such consents, approvals, authorizations, permits, actions and filings as may be required to effect the Distribution and the transactions contemplated by the Spin-Off Transaction Agreements, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereunder.

Section 3.6. SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) Company SEC Filings. The Company has filed or otherwise transmitted to the SEC all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC, since December 31, 2015. None of the Retained Subsidiaries is required to file or furnish any reports with the SEC pursuant to the Exchange Act. As of their respective filing dates, or, if amended or superseded after the date of filing, as of the date of the last such amendment or applicable subsequent filing, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the applicable rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then as of the date of the last such amendment or applicable subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports and, to the knowledge of the Company, none of the SEC Reports is the subject of any outstanding SEC investigation.

(b) Company Consolidated Financial Statements. The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company and its Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017 (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP in all material respects (except, in the case of unaudited quarterly Financial Statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, consolidated statements of cash flows, as well as the stockholders’ equity for the periods indicated therein (subject, in the case of unaudited quarterly Financial Statements, to normal and recurring year-end audit adjustments and as indicated in the notes thereto, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) Internal Controls. The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the knowledge of the Company, such system of internal control over financial reporting is effective. For purposes of this Section 3.6(c), “knowledge of the Company” means the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company and will not have the meaning ascribed thereto in Exhibit A. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2015 through the date hereof, none of the Company, its Subsidiaries, the Company Board or the audit committee of the Company Board has received any written notification of any fraud or alleged fraud that (x) to the knowledge of the Company or the Company Board, resulted in any material internal investigation or (y) involved management or other employees who have a significant role in financial reporting or internal controls over financial reporting.

(d) Financial Statements of Management and Franchise Business. Attached as Section 3.6(d) of the Company Disclosure Letter are true, correct and complete copies of the audited combined balance sheet of the Management and Franchise Business as of September 30, 2017 and December 31, 2016 and the related audited combined statements of operations, combined statements of changes in equity and combined statements of cash flows for the nine months ended September 30, 2017 and for the years ended December 31, 2016 and December 31, 2015 and related notes thereto (the “Management and Franchise Business Financial Statements”). The Management and Franchise Business Financial Statements have been prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods involved and fairly present in all material respects in conformity with GAAP the combined financial position of the Management and Franchise Business at the dates thereof and the combined statements of operations, combined statements of cash flows, as well as the stockholders’ equity for the periods indicated therein.

(e) No Undisclosed Liability. Neither the Company nor any of the Retained Subsidiaries has any liabilities of a nature required by GAAP to be reflected in or reserved against on a consolidated balance sheet (or the notes thereto), other than liabilities that (i) are accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date of this Agreement or in the Management and Franchise Business Financial Statements or are reflected in the respective notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practice since the date of such financial statements, (iii) are incurred pursuant to the transactions contemplated by, and in accordance with, this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement, or will be discharged or paid in full prior to the Effective Time, in the ordinary course of business, (v) are Separated Real Estate Liabilities or (vi) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7. Contracts.

(a) Section 3.7 of the Company Disclosure Letter sets forth all of the following contracts, other than pursuant to any Company Plan, to which the Company or any of the Retained Subsidiaries is a party or by which any of them is bound (the “Material Contracts”);

(i) Contracts that are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) Contracts that are or relate to any hotel management agreement or franchise agreement with a third party hotel owner;

(iii) Contracts (including any purchase order) with any undelivered balance providing for the provision of services pursuant to which the Company and the Retained Subsidiaries are entitled to receive payments of more than $2,000,000;

(iv) Contracts (including any purchase order) with any undelivered balance providing for an expenditure by the Company and the Retained Subsidiaries in excess of $2,000,000;

(v) Contracts that relate to the sale of any of the Company’s or any of the Retained Subsidiaries’ assets of more than $2,000,000 in the aggregate, other than in the ordinary course of business;

(vi) Contracts that relate to the acquisition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) of more than $5,000,000 individually or $25,000,000 in the aggregate or under which the Company or the Retained Subsidiaries has continuing indemnification (other than in the ordinary course of business in an amount that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole), earnout or similar obligations;

(vii) Contracts relating to (A) indebtedness or guarantees, in each case having an outstanding principal amount in excess of $5,000,000 or (B) other than in the ordinary course of business consistent with past practice, any loan, advance or other extension of credit made by the Company or any of the Retained Subsidiaries;

(viii) Contracts relating to any material swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection;

(ix) Contracts for joint ventures, strategic alliances, collaboration, co-promotion, co-marketing or partnerships, in each case, that is material to the Management and Franchise Business taken as a whole;

(x) Contracts that grant to any Person other than the Company or the Retained Subsidiaries any (A) “most favored nation” rights, (B) rights of first refusal, rights of first negotiation or similar rights or (C) exclusive rights to purchase, develop or market any of the Company’s or the Retained Subsidiaries’ products or services, other than rights of first refusal to enter into additional franchise agreements in specified territories, as set out in specified third-party franchise agreements;

(xi) (A) Contracts with any Governmental Entity (other than (x) Contracts for the booking of hotel rooms in the ordinary course of business and (y) Permits) or (B) any stockholders, investors rights, registration rights or similar agreement or arrangement or other Affiliate Contracts;

(xii) Contracts relating to material Intellectual Property, other than off-the-shelf, commercially available software licenses, non-exclusive licenses granted in the ordinary course of business that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or non-exclusive licenses granted to franchisees in the ordinary course of business;

(xiii) Contracts providing for any minimum or guaranteed payments or purchases by the Company or any of the Retained Subsidiaries to any Person in excess of $2,000,000 annually;

(xiv) Contracts containing covenants that purport to (A) materially restrict or limit the ability of the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates to compete in any geographical area, market or line of business, (B) materially restrict or limit the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from selling products or delivering services to any Person, or (C) otherwise materially restrict the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from engaging in any aspect of its business, except in each case, for any such Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 120 days or less; and

(xv) Contracts with any labor organization, union, works council, workers’ association or other employee representative body (each, a “CBA”).

(b) The Company has made available to Parent true, correct and complete copies of each Material Contract in effect on the date hereof. Each Material Contract is valid and binding on the Company or the applicable Retained Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability. There is no default under any Material Contract by the Company or any of the Retained Subsidiaries and, to the knowledge of the Company, by the other parties thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or the Retained Subsidiaries and, as of the date hereof, neither the Company nor any of the Retained Subsidiaries has received written notice that it has breached or defaulted under any Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8. Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and the Retained Subsidiaries do not own any real property (excluding the Separated Real Estate Assets) and (b) the Company or one of the Retained Subsidiaries, as the case may be, (i) has valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Encumbrances, and (ii) with respect to all such leased real property, the Company or one of the Retained Subsidiaries, as applicable, is in compliance with all material terms and conditions of each lease therefor, and neither the Company nor any of the Retained Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 3.9. Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Intellectual Property registrations and applications owned by or registered to the Company or any of the Retained Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the above-scheduled items are subsisting and, to the knowledge of the Company, valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company or the Retained Subsidiaries own their material Owned Intellectual Property free and clear of all Encumbrances, (ii) the conduct of the Management and Franchise Business, as presently conducted is not (and in the past 3 years has not been) infringing, misappropriating or otherwise violating any third Person’s Intellectual Property or in violation of a Data Security Requirement, (iii) since December 31, 2015, neither the Company nor any Retained Subsidiary has sent or received any written claim, and there are not pending any Proceedings by or against the Company or any Retained Subsidiary (or against any Owned Intellectual Property), relating to Intellectual Property or Data Security Requirements, (iv) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or a Retained Subsidiary, and (v) the Company and the Retained Subsidiaries have taken reasonable actions to protect (x) the confidentiality of its and their material Trade Secrets and material confidential information (including customer data) and (y) the integrity, operation and security of its and their material Systems and software, and there have been no material unauthorized uses, access, intrusions, breaches or outages of same.

Section 3.10. Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Retained Subsidiaries are in compliance with all Laws (and all publicly facing privacy policies) applicable to the Company or any of the Retained Subsidiaries and any of their businesses, properties or assets.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Retained Subsidiaries hold all material licenses, permits, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances necessary for the lawful operation of the Management and Franchise Business (the “Permits”). The Company and the Retained Subsidiaries have complied with, and are not in default or violation of any Law and the terms of all Permits except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect. Since December 31, 2015, neither the Company nor any of the Retained Subsidiaries has been in material default or violation, or received written notice of any material default or violation, of any Law or of any Permit and, with respect to the Laws in Section 3.10(c) and Section 3.10(d), in each case as of the date hereof, have not (i) received from any Governmental Entity or other Person any written notice, inquiry, or allegation, (ii) made any disclosure to a Governmental Entity or (iii) conducted any investigation or audit concerning any actual or potential violation.

(c) The Company and the Retained Subsidiaries, their officers, directors and to the knowledge of the Company, their employees, agents and other third party representatives acting on their behalf have not knowingly, directly or indirectly, (i) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar applicable anti-corruption or anti-bribery laws (including the United Kingdom Bribery Act of 2010) applicable to the Company and the Retained Subsidiaries in any jurisdictions other than the United States (in each case, as in effect at the time of such action), (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iii) made, offered, agreed to make or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly or (iv) made, offered, agreed to make, or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(d) The Company and the Retained Subsidiaries, their officers, directors and to the knowledge of the Company, their employees, agents and other third party representatives acting on their behalf have been and are in compliance with: all applicable economic sanctions laws and regulations, including all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.11. Absence of Certain Changes or Events. Since September 30, 2017 through the date of this Agreement, except as contemplated by this Agreement and the Spin-Off Transaction Agreements: (a) the Company and the Retained Subsidiaries have conducted the Management and Franchise Business in all material respects only in the ordinary course; and (b) there has not occurred a Material Adverse Effect.

Section 3.12. Absence of Litigation. As of the date of this Agreement, (a) there is no material claim, action, litigation, suit or proceeding, whether criminal, civil or administrative (each, a “Proceeding”), by or before any Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or the Retained Subsidiaries, or any of its or their properties or assets, (b) there is no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of the Retained Subsidiaries and (c) neither the Company nor any of the Retained Subsidiaries nor any of their respective properties or assets is subject to any material outstanding or, to the knowledge of the Company, threatened order, writ, injunction or decree, other than, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13. Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Plan.

(b) With respect to each material Company Plan, the Company has made available to Parent complete and correct copies of the following (to the extent available and applicable): (i) the written document evidencing such Company Plan (including all amendments thereto); (ii) the most recent summary plan description; (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), including financial statements, if applicable; (iv) the most recent determination letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; and (v) any related trust agreements, insurance contracts or other funding arrangements.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Plan (i) has been established, maintained and administered in accordance with its terms and applicable Law and (ii) if intended to be “qualified” under Section 401 of the Code, has received a favorable determination letter or is covered by a favorable opinion letter from the IRS to such effect (or an application for such a letter is pending) and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such letter, if any, that would reasonably be expected to adversely affect the qualified status of any such Company Plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Retained Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, material audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Plan or asserting rights or claims to benefits under any Company Plan (other than routine claims for benefits payable in the ordinary course of business).

(e) Neither the Company nor any of its Retained Subsidiaries maintains, sponsors, contributes to, or has any material liability in respect of, or within the preceding six (6) years has maintained, sponsored or contributed to, or could reasonably be expected to have, any material liability with respect to (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is (or was) subject to Section 412 of the Code, Title IV of ERISA or Section 302 of ERISA or (y) any “multiemployer plan” as defined in Section 3(37) of ERISA.

(f) Except as provided in the Employee Matters Agreement or in Section 2.2 of this Agreement, or as set forth on Section 3.13(f) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit, severance entitlement, acceleration of the time of payment, vesting or funding, vesting, distribution, increase in compensation or benefits, obligation to fund or maintain compensation or benefits or any other material obligation with respect to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or (ii) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

Section 3.14. Labor and Employment Matters. Neither the Company nor any of the Retained Subsidiaries is a party to or bound by any labor or collective bargaining agreement (other than any industry-wide or statutorily mandated agreement or any non-material agreement in a non-U.S. jurisdiction). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no unfair labor practice charge pending or, to the knowledge of the Company, threatened against the Company or any Retained Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no strikes, slowdowns, walkouts or work stoppages involving employees of the Company or a Retained Subsidiary pending or, to the knowledge of the Company, threatened against the Company or any Retained Subsidiary.

Section 3.15. Insurance. Section 3.15 of the Company Disclosure Letter sets forth a complete and correct list of each insurance policy under which the Company or any of the Retained Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full, and the Company and the Retained Subsidiaries are in compliance with the terms and conditions of such Insurance Policy. Neither the Company nor any of the Retained Subsidiaries is in breach or default under any such Insurance Policy, and no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any such Insurance Policy, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16. Tax Matters.

(a) The Company, each of the members of the CPLG Group and each of the Retained Subsidiaries have timely filed, have caused to be timely filed (taking into account extensions of time to file), all material Tax Returns required to be filed, and each such Tax

Return was true, complete and correct in all material respects, and all material amounts of Taxes due and payable by the Company, each of the members of the CPLG Group and each of the Retained Subsidiaries (whether or not shown on any Tax Return) have been timely paid (or adequate reserves have been made therefor in accordance with GAAP in the most recent audited financial statements contained in the SEC Reports).

(b) The Company, each of the members of the CPLG Group and each of the Retained Subsidiaries have complied in all material respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any material amount of Tax.

(c) There are no Encumbrances (other than Permitted Encumbrances) for any material amount of Tax upon any material asset or property of the Company or any of its Subsidiaries.

(d) No Tax authority has asserted in writing, or threatened in writing to assert, a material Tax liability in connection with an audit or other administrative or court proceeding involving Taxes of the Company, any member of the CPLG Group or any of the Retained Subsidiaries, nor has the Company, any member of the CPLG Group or any of the Retained Subsidiaries received written notice of any audits, proceedings, or investigations in process (or, to the knowledge of the Company, intended to be initiated) with respect to a material Tax issue that relates to the Company, any member of the CPLG Group or any of the Retained Subsidiaries, in each case, that remain unresolved.

(e) There are no outstanding waivers to extend the statute of limitations applicable to the assessment or collection of any Tax of the Company, any member of the CPLG Group or any Retained Subsidiary.

(f) None of the Company, any member of the CPLG Group or any of the Retained Subsidiaries has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Laws, as a transferee or successor or by Contract or agreement (other than (i) customary commercial Contracts or agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, or (ii) the Spin-Off Transaction Agreements).

(g) None of the Company, any member of the CPLG Group or any of the Retained Subsidiaries has (i) distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code within the preceding two (2) years or (ii) participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(h) No written claim has been made by a Governmental Entity in a jurisdiction where the Company, any member of the CPLG Group or any of the Retained Subsidiaries do not file Tax Returns that it is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction that remains unresolved.

(i) Neither the Company nor any of the Retained Subsidiaries has (i) agreed to make any adjustments or is required pursuant to Section 481(a) of the Code (or any similar provision of Law) or otherwise, (ii) any application pending with any Tax authority requesting permission for changes in accounting methods that relate to the Company or any Retained Subsidiary, in either case, which will require any increase or decrease in any Tax attribute of the Company or any of the Retained Subsidiaries for any period ending after the Closing Date, (iii) any written agreement with a Tax authority with respect to Taxes pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or private letter ruling with respect to the Company or any of the Retained Subsidiaries, (iv) an installment sale or open transaction, (v) election under Section 108(i) of the Code or election under Section 965(h) of the Code, (vi) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Laws ) or (vii) prepaid amount, in each case, made prior to the Closing Date for which a material amount of taxable income may be realized by the Company or any of the Retained Subsidiaries after the Closing Date.

(j) As of the date hereof, none of the Company, the Retained Subsidiaries or any member of the CPLG Group knows of any reason why (i) it would not be able to provide the representations and warranties reflected in the form of representation letter included as part of the Tax Opinion or (ii) the Tax Opinion would not be valid on its face as of the date that the Distribution is effected.

Section 3.17. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and the Retained Subsidiaries are in compliance with all applicable Environmental Laws, and possess, maintain and comply with all applicable Environmental Permits required under such Environmental Laws to operate the businesses of the Company and the Retained Subsidiaries as currently conducted; (ii) to the knowledge of the Company, neither the Company nor any of the Retained Subsidiaries has any material obligation or liability (contingent or otherwise) under Environmental Laws and there has been no Release of Materials of Environmental Concern at, under on or from any of the Company’s or any Retained Subsidiary’s owned real property or leased real property; and (iii) neither the Company nor any of the Retained Subsidiaries has received any written claim, notice or complaint, or is subject to any pending, or, to the knowledge of the Company, threatened Proceeding, relating to noncompliance with Environmental Laws.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.6, Section 3.15 and this Section 3.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

Section 3.18. Affiliate Transactions. No executive officer or director of the Company or the Retained Subsidiaries and no Person known by the Company to currently own more than five percent (5%) or more of the Shares, is a party to any contract with or binding upon the Company or the Retained Subsidiaries or any of their respective properties or assets, has any interest in any Business IP or property owned by the Company or any of the Retained Subsidiaries or has engaged in any transaction with the Company or any of the Retained Subsidiaries within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.19. Proxy Statement. The Proxy Statement (including any amendments or supplements thereto) will not, and the CPLG Registration Statement does not and will not, at the time the Proxy Statement or CPLG Registration Statement, as applicable, is first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will, and the CPLG Registration Statement does and will, at the time the Proxy Statement or the CPLG Registration Statement, as applicable, is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.20. Opinion of Financial Advisor. The Company Board has received the opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that, on the basis of and subject to the assumptions, limitations, qualifications and other matters set forth therein or considered in the preparation thereof, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.21. Brokers; Certain Fees. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or its Subsidiaries, other than the Financial Advisor.

Section 3.22. Vote Required. The only vote of the stockholders of the Company required under any Law, the rules of the New York Stock Exchange or the certificate of incorporation or bylaws of the Company to adopt this Agreement and approve the transactions contemplated hereby and approve the Company Charter Amendments is the Requisite Stockholder Approval.

Section 3.23. Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States is applicable to the Company, the Shares, the Merger, this Agreement or the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” anti-takeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the action of the Company Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.24. CPLG Financing.

(a) The Company has delivered to Parent a true, complete and correct copy of a fully executed debt commitment letter and fully executed fee letter referenced in such debt commitment letter (provided, that the fee amounts, market flex provisions and other economic terms may be redacted) (such commitment letter, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.19(b) is referred to herein as the “CPLG Financing Commitment”), among CorePoint Operating Partnership L.P. and the CPLG Debt Financing Sources party thereto, pursuant to which, among other things, the CPLG Debt Financing Sources have agreed, subject to the terms and conditions of the CPLG Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein. The debt financing contemplated under the CPLG Financing Commitment is referred to herein as the “CPLG Debt Financing.”

(b) The CPLG Financing Commitment is, as of the date hereof, in full force and effect. The CPLG Financing Commitment is, as of the date hereof, the legal, valid, binding and enforceable obligation of CPLG and, to the knowledge of the Company, the other parties thereto (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability). As of the date hereof, the CPLG Financing Commitment has not been amended, modified, supplemented, extended or replaced. As of the date hereof, (i) neither CPLG nor, to the knowledge of the Company, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the CPLG Financing Commitment and (ii) to the knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of CPLG (or, to the knowledge of the Company, any CPLG Debt Financing Source) under the CPLG Financing Commitment, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the CPLG Financing Commitment on the part of CPLG (or, to the knowledge of the Company, any CPLG Debt Financing Source), or (C) otherwise result in the funds contemplated to be available under the CPLG Financing Commitment on the Closing Date, which is sufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement), to not be available to CPLG on a timely basis (and in any event as of the Closing Date). As of the date hereof, CPLG has not received any notice or other communication from any party to the CPLG Financing Commitment with respect to (i) any actual or potential breach or default on the part of CPLG or any other party to the CPLG Financing Commitment, or (ii) any intention of such party to terminate the CPLG Financing Commitment or to not provide all or any portion of the CPLG Debt Financing in an amount necessary to finance the Cash Payment (as such term is defined in the Distribution Agreement). As of the date hereof, to the knowledge of the Company, no event has occurred that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 hereof, would reasonably be expected to (A) cause the CPLG Financing Commitment to terminate or to be withdrawn, modified, repudiated or rescinded, or (B) otherwise cause the funds contemplated to be available under the CPLG Financing Commitment on the Closing Date, which is sufficient for CPLG to make the Cash Payment (as such term is defined in the

Distribution Agreement), to not be available to CPLG on a timely basis (and in any event on a basis to permit the Closing to occur as of the Closing Date). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the CPLG Debt Financing other than as expressly set forth in the CPLG Financing Commitment. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary engagement letters which do not contain provisions that impose any additional conditions or other contingencies to the funding of the CPLG Debt Financing), whether written or oral, related to the funding of the full amount of the CPLG Debt Financing, other than as expressly set forth in or expressly contemplated by the CPLG Financing Commitment. As of the date hereof, subject to the terms and conditions of the CPLG Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the CPLG Financing Commitment will be sufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement) upon the terms contemplated by this Agreement and the Distribution Agreement on the Closing Date.

Section 3.25. No Other Representations and Warranties. Except as otherwise expressly set forth in this Article III (as modified by the Company Disclosure Letter) or the Spin-Off Transaction Agreements, (a) the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and (b) the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Parent and Merger Sub shall rely on their own examination and investigation thereof. Except for the representations and warranties contained in Article III hereof (as modified by the Company Disclosure Letter) or the Spin-Off Transaction Agreements, the Company hereby disclaims all liability and responsibility, to the fullest extent permitted by Law, for. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person makes a representation or warranty to Parent or Merger Sub with respect to (A) any projection or forecast regarding future results or activities or the probable success or profitability of the Company or its Subsidiaries, or any estimates or budgets for the Company or its Subsidiaries or (B) any materials, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article III or the Spin-Off Transaction Agreements. Except for the representations and warranties contained in Article IV, none of Parent or any of Parent’s Subsidiaries or any of their respective Affiliates, directors, officers, employees, controlling Persons, agents or other Representatives or any other Person has made or makes, and the Company hereby disclaims reliance on, any other representation or warranty, express or implied, whether written or oral, on behalf of Parent, Merger Sub, their respective Subsidiaries or their respective Affiliates, directors, officers, employees, controlling Persons, agents or other representatives or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as set forth on the Parent Disclosure Letter (it being understood that any information set forth in a particular section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

Section 4.1. Organization. Parent is a Delaware corporation and Merger Sub is a Delaware corporation, and each is validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all corporate or similar power and authority necessary to own its properties and assets and to conduct its business as currently conducted and, to the extent such concept is applicable, is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each jurisdiction in which the character of the properties or assets owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for any such failure to be so qualified or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of (i) the certificate of incorporation and bylaws of Parent, which documents are the sole governing documents of Parent and (ii) the certificate of incorporation and bylaws of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances.

Section 4.2. Authority.

(a) Each of Parent and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and Merger Sub and, immediately following the execution of this Agreement, will be duly and validly authorized and adopted by all necessary action of the sole stockholder of Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, no other corporate or similar action on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and any franchise tax report as required by the DGCL).

(b) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the consummation of the Merger by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) have been obtained, and all filings described in Section 4.3(b) been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) give rise to any right of termination, cancellation, amendment or acceleration of any obligation or loss of any benefit, or (C) result in the creation of any Encumbrance on any of the properties or assets of Parent or Merger Sub under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation of the Merger by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the HSR Act, (iii) the applicable requirements of the New York Stock Exchange, (iv) the filing of the Certificate of Merger and any franchise tax report with the Secretary of State of the State of Delaware pursuant to the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Absence of Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent nor its Subsidiaries nor any of their respective properties or assets is subject to outstanding or, to the knowledge of Parent, threatened order, writ, injunction or decree, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Proxy Statement. None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, at the time the Proxy Statement is mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion in the Proxy Statement.

Section 4.6. Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.7. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. All of the outstanding shares of capital stock of Merger Sub are, and as of immediately prior to the Effective Time will be, owned beneficially and of record directly or indirectly by Parent.

Section 4.8. Share Ownership. None of Parent, Merger Sub or any of their Affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub or any of their controlled Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contract (other than this Agreement and the Confidentiality Agreement), arrangement or understanding to acquire or vote any Shares or any option, warrant or other right to acquire any Shares.

Section 4.9. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger.

Section 4.10. Other Agreements. Parent has disclosed to the Company all contracts, agreements or understandings as of the date of this Agreement (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Subsidiary of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or the Retained Subsidiaries, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or the Spin-Off Transaction Agreements (or any financial benefits to be received by such Person as a result of such transactions) or the operations of the Company after the Effective Time.

Section 4.11. Parent Financing.

(a) Parent has delivered to Company a true, complete and correct copy of a fully executed debt commitment letter, and fully executed fee letter referenced in such commitment letter (provided, that the fee amounts, market flex provisions, securities demand provisions and other economic terms may be redacted) (such commitment letter, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.21(b) is referred to herein as the “Initial Debt Commitment Letter”), among Merger Sub and the Parent Debt Financing Sources party thereto, pursuant to which, among other things, the Parent Debt Financing Sources have agreed, subject to the terms and conditions of the Initial Debt Commitment Letter, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein.

(b) The Initial Debt Commitment Letter is, as of the date hereof, in full force and effect. The Initial Debt Commitment Letter is, as of the date hereof, the legal, valid, binding and enforceable obligation of Merger Sub and, to the knowledge of Parent, the other parties thereto (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses may be limited by equitable principles of general applicability). As of the date hereof, the Initial Debt Commitment Letter has not been amended, modified, supplemented, extended or replaced. As of the date hereof, (i) neither Merger Sub nor, to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Initial Debt Commitment Letter and (ii) to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Merger Sub (or, to the knowledge of Parent, any Parent Debt Financing Source) under the Initial Debt Commitment Letter, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Initial Debt Commitment Letter on the part of Merger Sub (or, to the knowledge of Parent, any Parent Debt Financing Source), or (C) otherwise result in the funds contemplated to be available under the Initial Debt Commitment Letter on the Closing Date, which is sufficient for Parent and Merger Sub, together with currently available cash and cash equivalents, to fund the Merger Consideration, and any other amounts payable by Parent, Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Parent and Merger Sub required to be paid at the Closing in connection therewith (the “Parent Required Amount”), to not be available to Parent or Merger Sub on a timely basis (and in any event prior to the Closing Date). As of the date hereof, neither Parent nor Merger Sub has received any notice or other communication from any party to the Initial Debt Commitment Letter with respect to (i) any actual or potential breach or default on the part of Parent or Merger Sub or any other party to the Initial Debt Commitment Letter, or (ii) any intention of such party to terminate the Initial Debt Commitment Letter or to not provide all or any portion of the Initial Debt Commitment Letter in an amount necessary, together with currently available cash and cash equivalents, to finance the Parent Required Amount. As of the date hereof, to the knowledge of Parent, no event has occurred that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, would reasonably be expected to (A) cause the Initial Debt Commitment Letter to terminate or to be withdrawn, modified, repudiated or rescinded, or (B) otherwise cause the funds contemplated to be available under the Initial Debt Commitment Letter on the Closing Date, which is sufficient for Parent, together with currently available cash and cash equivalents, to fund the Parent Required Amount, to not be available to Parent or Merger Sub on a timely basis (and in any event, on a basis to permit the Closing to occur as of the Closing Date). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Initial Debt Commitment Letter other than as expressly set forth in the Initial Debt Commitment Letter. As of the date hereof, there are no side letters or other agreements, contracts or arrangements, whether written or oral, related to the funding of the full amount of the Parent Debt Financing, other than as expressly set forth in or expressly contemplated by the Initial Debt Commitment Letter, or which do not contain provisions that impose any additional conditions or other contingencies to the funding of the Parent Debt Financing. As of the date hereof, subject to the terms and conditions of the Initial Debt Commitment Letter, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Initial Debt Commitment Letter will be sufficient for Parent, together with currently available cash and cash equivalents, to fund the Parent Required Amount upon the terms contemplated by this Agreement on the Closing Date.

Section 4.12. Eligible Independent Contractor Status. At the Effective Time and taking into account the Merger, the Company will qualify as an “eligible independent contractor” with respect to CPLG for purposes of Section 856(d)(9) of the Code. For purposes of determining CPLG’s ownership, Parent may rely on reports filed with the SEC with respect to the Company.

Section 4.13. No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article III, none of the Company or any of the Company’s Subsidiaries or any of their respective Affiliates, directors, officers, employees, controlling Persons, agents or other Representatives or any other Person has made or makes, and Parent and Merger Sub hereby waive, any other express or implied representation or warranty, express or implied, whether written or oral, on behalf of the Company, its Subsidiaries or its Affiliates, directors, officers, employees, controlling Persons, agents or other representatives or any other Person.

(b) To the fullest extent permitted by Law, except for the representations and warranties expressly set forth in Article III or the representations and warranties or other provisions of the Spin-Off Transaction Agreements, none of the Company, the Company’s Subsidiaries or any other Person will have or be subject to any liability or indemnification obligation on any basis (including in contract or tort, under applicable federal or state securities laws or otherwise) to Parent, Merger Sub or any other Person resulting from the sharing with Parent and Merger Sub or their Representative, or Parent’s or Merger Sub’s use of any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in the Data Room or management presentations (or omissions therefrom) in expectation of the Merger or otherwise, except in the case of fraud. Except for the representations and warranties expressly set forth in Article III or the Spin-Off Transaction Agreements, it is understood and Parent and Merger Sub acknowledge that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Parent or Merger Sub are not and shall not be deemed to be or to include representations and warranties of the Company or any of its Subsidiaries or Affiliates. Except for the representations and warranties expressly set forth in Article III or the Spin-Off Transaction

Agreements, Parent and Merger Sub acknowledge and agree, to the fullest extent permitted by Law, to the Company’s express disavowal and disclaimer of any other representations and warranties, whether made by the Company or any other Person on behalf of the Company, and of all liability and responsibility for any representation, warranty, projections, forecasts or other materials made available to Parent or Merger Sub, including any opinion, information, projection, forecast or other information that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant or other Representative of the Company or any of its Affiliates, except in the case of fraud. In furtherance of the foregoing, and not in limitation thereof, Parent and Merger specifically acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or the representations and warranties or other provisions of the Spin-Off Transaction Agreements, none of the Company or any of its Subsidiaries or Affiliates makes or has made any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Parent or Merger Sub with respect to the performance of the Company or any of the Company’s Subsidiaries either before or after the Closing Date. Parent acknowledges and agrees that (i) such projections or forecasts are being provided solely for the convenience of Parent to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such projections or forecasts, (iii) Parent is familiar with such uncertainties and (iv) Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). Parent and Merger Sub acknowledge that they have conducted to their satisfaction their own independent investigation of the condition, operations and businesses of the Company and the Company’s Subsidiaries and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and information of the Companies for such purpose and, in making its determination to proceed with the Merger, Parent and Merger Sub have been provided and have evaluated such documents and information as they have deemed necessary, have been advised by their counsel, accountants, financial advisors and such other Persons as Parent and Merger Sub have deemed appropriate concerning this Agreement, and have relied solely on the results of their own independent investigation and verification and the representations and warranties expressly set forth in Article III and the Spin-Off Transaction Agreements.

(c) Parent, Merger Sub and their respective Affiliates, directors, officers, employees, Subsidiaries, controlling Persons, agents and other Representatives hereby acknowledge that, except for the representations and warranties expressly set forth in Article III, no other statutory, express or implied representation or warranty, whether written or oral, concerning the Shares, the Merger or the business, assets or liabilities of the Company and the Company’s Subsidiaries, the execution, delivery or performance of this Agreement or any other transaction agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business of the Company Pending the Merger. Except as expressly provided in or expressly contemplated by this Agreement or the Spin-Off Transaction Agreements (including the restructuring transactions set forth in the Plan of Reorganization), as set forth in Section 5.2 of the Company Disclosure Letter, as prohibited or required by applicable Law, or as consented to by Parent in writing, which consent will not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VII, the Company shall, and shall cause its Subsidiaries to, conduct its operations in all material respects in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve its business organization and maintain existing relations and goodwill with Governmental Entities, employees, customers, suppliers, franchisees, creditors, lessors and all other Persons having material business relationships with the Company or any of the Retained Subsidiaries; provided, that the Company and its Subsidiaries shall be restricted pursuant to this Section 5.1 or Section 5.2 with respect to the Separated Real Estate Business, the Separated Real Estate Assets or the Separated Real Estate Liabilities solely to the extent that any action taken or not taken by the Company or its Subsidiaries with respect to the Separated Real Estate Business, Separated Real Estate Assets or Separated Real Estate Liabilities would reasonably be expected to adversely affect the Company or the Management and Franchise Business or Parent as the owner and operator thereof following the Effective Time, in each case, in any material respect; provided, further, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

Section 5.2. Restrictions on the Conduct of Business of the Company Pending the Merger. Without limiting the generality of Section 5.1, except as expressly provided in or expressly contemplated by this Agreement or by the Spin-Off Transaction Agreements (including any restructuring transactions set forth in the Plan of Reorganization), or as set forth in Section 5.2 of the Company Disclosure Letter, or as required by applicable Law, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, the Company will not, and will cause its Subsidiaries not to:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any Company Securities or other rights of any kind to acquire or receive any Company Securities or capital stock or other equity interests of any of the Company’s Subsidiaries, except for (i) the issuance of Shares upon the settlement of Company Equity Awards outstanding as of the date of this Agreement and disclosed in Section 3.3(a), in accordance with the applicable Company Equity Award’s terms as in effect on the date hereof and (ii) the issuance of Shares pursuant to the existing terms of the LQ ESPP, subject to Section 2.2(d);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for any dividend or distribution by a Retained Subsidiary to the Company or another Retained Subsidiary of the Company;

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other securities or equity interests of the Company, other than the acquisition of Shares from current or former directors, employees, former employees or independent contractors upon the vesting of Company Equity Awards outstanding as of the date of this Agreement and disclosed in Section 3.3(a) in order to pay Taxes due in connection with the vesting of Company Equity Awards outstanding as of the date of this Agreement and disclosed in Section 3.3(a) or pursuant to the LQ ESPP (subject to Section 2.2(d));

(e) incur, or modify in any material respect the terms of, any indebtedness of the Company or any of the Retained Subsidiaries, issue any debt securities or any right to acquire any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any indebtedness of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice, including under the Company Credit Agreement and not to exceed $30,000,000 in the aggregate, (ii) by the Company of indebtedness of the Retained Subsidiaries or by the Retained Subsidiaries of indebtedness of the Company, or (iii) any letters of credit entered into in the ordinary course of business consistent with past practice not to exceed $5,000,000 in the aggregate;

(f) except as required by the terms of any Company Plan as in effect on, and provided to Parent prior to, the date hereof or as required by applicable Laws, (i) grant or increase or agree to increase, in any material respect, compensation, severance, perquisites or other benefits, whether or not in cash, to current or former directors, officers or employees of the Company or any of the Retained Subsidiaries with annual base compensation in excess of $150,000, (ii) enter into, establish, adopt, amend or terminate any Company Plan (including any plan, program or arrangement that would be a Company Plan if in effect on the date hereof), (iii) take any action to accelerate the vesting, payment or funding of compensation or benefits or (iv) hire (other than to fill vacant positions, in which case the compensation for such employee will not materially exceed that of the previous employee to occupy such position) or terminate (other than for “cause”) any employee with annual compensation in excess of $200,000;

(g) modify, amend or terminate, or waive any material rights under any Material Contract, or enter into any new Contract which would have been a Material Contract if entered into prior to the date hereof, in each case other than in the ordinary course of business consistent with past practice;

(h) make any acquisition of any other Person or business with a value in excess of $10,000,000 in the aggregate, except as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(i) make any material change to the terms of the Company’s or its Subsidiaries’ policies or procedures with respect to its relationship with any of its current or prospective franchisees, including (A) any material change to the terms of policies relating to royalties, brand marketing fees or reservations fees or (B) any new material program or plan, or any material modification to any existing program or plan providing any franchisee incentives or franchisee economic assistance;

(j) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than as expressly contemplated by this Agreement and the Spin-Off Transaction Agreements or (B) enter into any joint venture, strategic alliance, collaboration, material co-promotion, material co-marketing or similar partnerships;

(k) authorize, make or incur any material capital expenditures, except for as set forth in Section 5.2(k) of the Company Disclosure Letter;

(l) (i) sell, lease, permit to lapse or become abandoned (other than the expiration of Intellectual Property in accordance with its maximum statutory term), license, transfer, or otherwise dispose of or encumber (A) any material Intellectual Property or (B) any other properties or assets with a value in excess of $5,000,000 in the aggregate or (ii) disclose any material Trade Secrets (other than in the ordinary course of business consistent with past practice and subject to confidentiality restrictions);

(m) (A) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto or (B) delay or postpone the payment of payables (including failing to pay any Tax when due and payable or in accordance with past practice (including estimated quarterly taxes)) and other liabilities or accelerate the collection of receivables;

(n) compromise, settle or agree to settle any Proceeding material to the Company or any of its Retained Subsidiaries, other than compromises, settlements or agreements that relate to this Agreement or in which the amount to be paid does not exceed $1,000,000 individually or $5,000,000 in the aggregate and that do not involve admission of wrongdoing or equitable relief;

(o) other than as required by Law, enter into any labor or collective bargaining agreement with any labor organization or other representative of any Company employees;

(p) other than as required by Law: (A) make or change any material Tax election of the Company or the Retained Subsidiaries; (B) settle or compromise any material Tax liability of the Company or any of the Retained Subsidiaries or settle or compromise any Tax liability that could have a material effect on the Company or the Retained Subsidiaries in future taxable years; (C) make any material change in any method of Tax accounting; (D) file any material amendment to a material Tax Return; or (E) waive or extend any statute of limitations in respect of any material Taxes except as required by Law;

(q) enter into any line of business outside of the Management and Franchise Business; or

(r) agree, authorize, resolve or commit to take any of the actions described in Section 5.2(a) through (q).

Section 5.3. Access to Information; Confidentiality.

(a) From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, to the extent permitted by Law, the Company will, (i) upon reasonable advance written notice from Parent, give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts and records (including Tax Returns) of the Company and the Retained Subsidiaries and cause the Company’s Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request (including information regarding the transactions set forth in the Spin-Off Transaction Documents and, for the avoidance of doubt, the restructuring transactions set forth in the Plan of Reorganization); and (ii) use its reasonable best efforts to cause its Representatives to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and the Retained Subsidiaries as Parent or Merger Sub may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.3(a) will constitute “Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement; provided, that Parent and Merger Sub will be permitted to disclose such information to any debt financing sources or prospective debt financing sources that may become parties to the Parent Debt Financing or rating agencies (and, in each case, to their respective counsel and auditors) so long as each such Person is made aware of and acknowledges the confidential nature of such information and agrees to be bound by confidentiality and use restrictions customary for the syndication of the debt financing contemplated by such debt financing sources and substantially consistent with the confidentiality and use restrictions contemplated by the Confidentiality Agreement or in the Debt Commitment Letter.

(c) Notwithstanding anything in Section 5.3(a) to the contrary, no such access or examination shall be permitted to the extent that it (i) relates to the negotiation of this Agreement and the transactions contemplated hereby, or any competitively or commercially sensitive information or information relating to the analysis or consideration of the Merger or the transactions contemplated by this Agreement by the Company and its Subsidiaries, (ii) would unreasonably disrupt the operations of the Company or any of its Subsidiaries, (iii) would require the Company or any of its Subsidiaries to disclose information that, in the reasonable judgment of counsel to the Company, is subject to attorney-client privilege or may conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound, (iv) would reasonably be likely to violate the terms of any Material Contract with a third party, in each case, that was in effect prior to the execution of this Agreement (provided, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or develop an alternative method of providing such information to Parent), or (v) would reasonably be likely to violate any Law (provided, that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate such Law or develop an alternative method of providing such information to Parent).

Section 5.4. Acquisition Proposals.

(a) Except as otherwise expressly provided in this Section 5.4 or in Section 5.8, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor will it authorize or permit any of its Subsidiaries, directors, officers, or employees to, and the Company shall not permit the Representatives of the Company to, (i) initiate, solicit or knowingly facilitate or encourage any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its or its Subsidiaries’ properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to, an Acquisition Proposal, (iii) amend or grant any waiver or release under or fail to enforce any standstill or similar agreement, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (v) execute or enter into, any letter of intent, merger agreement, acquisition agreement or other agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”); provided that it is understood and agreed that any determination or action by the Company Board or the Company expressly permitted under Section 5.4(b) or Section 5.4(c) shall not be deemed to be a breach or violation of this Section 5.4(a) or, in the case of Section 5.4(b)(i)–(v), give Parent a right to terminate this Agreement pursuant to Section 7.4. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) in connection with an Acquisition Proposal, in each case that exists as of the date hereof. The Company also agrees that it will promptly request each Person (other than the parties hereto) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof. The Company shall promptly (but in no event later than 48 hours after receipt thereof) notify Parent in writing of the receipt of any Acquisition Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal after the date hereof, which notice shall include a summary of the material terms of and the identity of the Person making, such Acquisition Proposal, other proposal, offer or inquiry and the Company shall thereafter keep Parent reasonably informed in all material respects on a reasonably current basis of any substantive developments (including any material change to the terms thereof) regarding any such Acquisition Proposal and shall promptly (but in no event later than 48 hours after receipt) provide to Parent copies of all substantive written requests, proposals, offers or proposed agreements received by the Company or any of its Subsidiaries that describe any terms or conditions of any such Acquisition Proposal. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board if the Company Board determines after consultation with legal counsel to the Company that the failure to waive or release such provision would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b) Notwithstanding anything to the contrary in Section 5.4(a), nothing contained in this Agreement shall prevent the Company or the Company Board from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or from making any disclosure to stockholders that the Company determines is legally required, including with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided, that nothing set forth in this Section 5.4(b)(i) shall be deemed to (x) modify or supplement the definition of “Change of Board Recommendation” or (y) permit the Company or the Company Board to make a Change of Board Recommendation except as otherwise permitted pursuant to Section 5.4 or Section 5.8(f) (for the avoidance of doubt, the issuance by the Company or the Company Board of any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) which does not effect a Change of Board Recommendation shall not in and of itself constitute a Change of Board Recommendation));

(ii) prior to obtaining the Requisite Stockholder Approval, contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not solicited in breach of Section 5.4(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

(iii) prior to obtaining the Requisite Stockholder Approval, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made an Acquisition Proposal after the date hereof that was not solicited in breach of Section 5.4(a), if (A) the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal, (B) the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement and (C) promptly (and in any event within 24 hours) after furnishing or making available any non-public information concerning the Company and its Subsidiaries to any such Person, the Company furnishes or makes available such information to Parent or its Representatives (to the extent such information has not been previously furnished or made available by the Company to Parent or its Representatives);

(iv) prior to obtaining the Requisite Stockholder Approval, contacting and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not solicited in breach of Section 5.4(a) (which negotiations or discussions need not be solely for clarification purposes) if the Company Board shall have determined in good faith, after consultation with its legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal; or

(v) prior to obtaining the Requisite Stockholder Approval, making a Change of Board Recommendation (to the extent permitted by Section 5.4(c) or Section 5.4(d), as applicable, and Section 5.8(f)).

(c) Notwithstanding anything in this Section 5.4 to the contrary, if, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board determines in good faith, after consultation with its legal counsel and financial advisor, in response to an Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.4(a), that such proposal constitutes a Superior Proposal, the Company or the Company Board may make a Change of Board Recommendation or terminate this Agreement pursuant to Section 7.3(b) to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company will not be entitled to terminate this Agreement in accordance with Section 7.3(b) or effect a Change of Board Recommendation in connection with a Superior Proposal unless (i) the Company shall have delivered to Parent a written notice (a “Company Notice”) advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board and all material documents relating thereto; provided, further, that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply again with the requirements of this Section 5.4(c) with respect to such new written notice (it being understood that the Notice Period in respect of such new written notice shall expire at 5:00 pm New York City time on the second (2nd) Business Day immediately following the day on which the Company delivered such new written notice), (ii) the Company Board shall have determined in good faith, after consultation with legal counsel, that failure to effect a Change of Board Recommendation or terminate this Agreement to enter into a Superior Proposal, as applicable, would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (iii) (A) the Company Board shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent no later than 5:00 p.m., New York City time, on the third (3rd) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the third (3rd) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board, taking into account any proposed changes to this Agreement proposed during the Notice Period, shall have again made the determination required by clause (ii) of this Section 5.4(c) and (B) in the case of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Acquisition Agreement for a Superior Proposal, the Company shall have complied in all material respects with its obligations under this Section 5.4 and, concurrently therewith or prior thereto, have paid the Termination Fee in accordance with Section 7.5(b). If requested by Parent, the Company shall have, and shall have caused its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, other than in connection with an Acquisition Proposal received by the Company or its Subsidiaries, the Company Board may at any time prior to obtaining the Requisite Stockholder Approval take or fail to take the actions specified in clauses (i) or (iii) of the definition of Change of Board Recommendation (and the Company shall not be required to include the Company Board Recommendation in the Proxy Statement) in response to an Intervening Event if the Company Board shall have determined in good faith, after consultation with its legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that, (i) the Company notified Parent in writing at least three (3) Business Days before taking such action of its intention to do so, attaching a reasonably detailed description of the basis of such proposed action; and (ii) after such three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with its legal counsel, and taking into account any proposal by Parent to amend the terms of this Agreement made during such period, that the failure to take such action would still be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Representatives to, during such Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Intervening Event would cease to warrant a Change of Board Recommendation.

(e) For purposes of this Agreement, the following terms shall have the meaning assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) with respect to (a) any direct or indirect acquisition, by a Person or group of Persons in a single transaction or series of related transactions, of (i) twenty percent (20%) or more of (x) the assets of the Company and its Subsidiaries (including the capital stock of the Subsidiaries) taken as a whole or (y) the LQ Parent Retained Assets (including the capital stock of the Retained Subsidiaries) taken as a whole or (ii) shares or other equity securities (including securities exercisable, convertible, redeemable or exchange for Shares) of the Company which, together with any other shares or other equity securities of the Company beneficially owned by such Person or group, would equal twenty percent (20%) or more of the aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company, or (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholder of any Person) would own, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means (x) any bona fide Acquisition Proposal with respect to any direct or indirect acquisition in a single transaction or series of related transactions of eighty percent (80%) or more of the assets of the Company and its Subsidiaries (including the capital stock of the Subsidiaries) taken as a whole, made in writing after the date hereof that is on terms that the Company Board determines in its good faith reasonable judgment (after consultation with its legal counsel and financial advisor) (a) would be reasonably likely to be consummated if accepted and (b) is superior to the holders of Shares, from a financial point of view, to the Distribution and the other transactions contemplated by this Agreement and, taking into account at the time of determination all financial, legal, regulatory and other aspects of such Acquisition Proposal as the Company Board considers to be appropriate (including the ability of the Person making such proposal to consummate the transactions contemplated by such proposal) and of this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise) or (y) any LQ Parent Superior Proposal.

Section 5.5. Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of the Retained Subsidiaries, for the period commencing at the Closing and ending on the second anniversary thereof, to maintain for each individual employed by the Company or the Retained Subsidiaries at the Effective Time and who (i) remains employed by the Surviving Corporation or the Retained Subsidiaries or (ii) becomes employed by Parent or any of its Affiliates (other than the Surviving Corporation or the Retained Subsidiaries), in each case, following the Effective Time (each, a “Current Employee”): (A) base compensation and annual target cash incentive compensation at least as favorable to such Current Employee as at the Effective Time and (B) benefits provided under employee benefit plans of Parent or its Affiliates that in the aggregate are substantially similar to the benefits (excluding any equity or equity-based, nonqualified deferred compensation, change in control or retention arrangements) maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that nothing in this Section 5.5 will prevent the amendment or termination of any particular Company Plan or the termination of employment of any Current Employee or interfere with the Surviving Corporation’s or any Retained Subsidiary’s right or obligation to make such changes as are necessary, or act in any other manner, to conform with applicable Law.

(b) Without limiting any additional rights that any Company employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of the Retained Subsidiaries, for the period commencing at the Closing and ending on the second anniversary thereof, to maintain the severance-related provisions of existing Company Plans set forth in Section 3.13(a) of the Company Disclosure Letter, as in effect on, and in the form provided to Parent prior to, the date hereof.

(c) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees with the Company or any of its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, under any defined benefit plan) under employee benefit plans of Parent or its Affiliates, the Surviving Corporation and the Retained Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans for those purposes, except where such service credit would result in the duplication of benefits. Parent will, and will cause the Surviving Corporation to, ensure that (i) Current Employees will not be subject to any eligibility requirements or pre-existing condition limitations under any employee health benefit plan of Parent or its Affiliates, the Surviving Corporation or the Retained Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time and (ii) Current Employees are given credit under such employee benefit plans for pre-Closing co-payments made and amounts paid toward deductibles and maximum out-of-pocket limitations in the year in which the Effective Time occurs.

(d) From and after the Effective Time, Parent shall honor, and shall cause the Retained Subsidiaries to honor, in accordance with their terms as in effect on, and to the extent disclosed to Parent prior to, the date hereof, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of the Retained Subsidiaries and any officer, director or employee, (ii) existing equity-based plans, programs or agreements, bonus plans or programs and (iii) all obligations outstanding thereunder pursuant to outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements still in effect as of the Effective Time.

(e) The provisions of this Section 5.5 are solely for the benefit of the parties to this Agreement in their capacities as such. No provision of this Section 5.5 shall (i) give any third party any right to enforce the provisions of this Section 5.5, (ii) obligate Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing to retain the employment of any particular employee for any period of time or preclude Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing from terminating the employment of any such employee at any time and for any or no reason, (iii) be deemed to constitute the adoption of, or an amendment to, any Company Plan or other employee benefit arrangement governing any current or former employee or individual consultant of Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing, or (iv) prohibit or limit the ability of Parent, the Company, any Retained Subsidiary or any Affiliate to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of the Company or Parent.

Section 5.6. Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director, officer and employee of the Company (including in their capacity as fiduciary under any LQ Equity Plan) (in each case, when acting in any such capacity) (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened Proceeding, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director, officer or employee of the Company or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL, and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 5.6, to the same extent as such Indemnified Parties are entitled to indemnification and advancement of expenses as of the date of this Agreement under the certificate of incorporation or bylaws of the Company or the certificate of incorporation and bylaws, or equivalent organizational documents, of any Retained Subsidiary; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 5.6; provided, further, that any determination required to be made with respect to whether an employee’s, officer’s or director’s conduct complies with the standards set forth under the DGCL, the certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation. In the event of any such Proceeding (x) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall cooperate in the defense of any such matter. Parent and Merger Sub shall cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of the Indemnified Parties than are currently provided in the certificate of incorporation and bylaws and the indemnification agreements currently in place between the Company and any such Persons and set forth on Section 5.6(a) of the Company Disclosure Letter, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the sixth (6th) anniversary of the Effective Time, or, in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim, unless such amendment, modification or repeal is required by applicable Laws, in which case Parent agrees, and will cause the Surviving Corporation, to make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the individuals referenced in this Section 5.6.

(b) The Company shall (and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) purchase and fully pay by the Effective Time, at no expense to the beneficiaries, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time (including in connection with this Agreement, the Distribution Agreement or the transactions or actions contemplated hereby or thereby), and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time for the persons who are covered by the Company’s directors’ and officers’ liability insurance policy in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available directors’ and officers’ liability insurance policy for such six (6)-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing directors’ and officers’ liability insurance policies with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. Notwithstanding anything in the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) This Section 5.6 will survive the consummation of the Merger and is intended to benefit, and will be enforceable by, any Indemnified Party and their respective successors, heirs and Representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended in any matter that is adverse to any Indemnified Party (including their successors, heirs and Representatives) without the consent of the Indemnified Party (including their successors, heirs and Representatives) affected thereby. The rights provided for in this Section 5.6 will not be deemed exclusive of any other rights to which the Indemnified Party is entitled whether under the certificate of incorporation or bylaws of the Company or pursuant to Law, Contract or otherwise, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the applicable obligations set forth in this Section 5.6.

Section 5.7. Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger, the Distribution and the other transactions contemplated by this Agreement and the Spin-Off Transaction Agreements, including using its reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under Antitrust Laws, and to make all necessary registrations and filings and take all steps as may be necessary to obtain such required waiver, consent or approval from any Governmental Entity. In furtherance and not in limitation of the foregoing, the parties hereto agree to (i)(A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date of this Agreement), and (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all other required waivers, consents and approvals from Governmental Entities. The parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (B) to the extent permitted by such Governmental Entity, to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (F) to provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Nothing in this Section 5.7(a) shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.7(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company will use its reasonable best efforts to resolve any subject objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such action or proceeding, in each case no later than the Outside Date; provided, however, that, notwithstanding anything to the contrary in this Section 5.7, Parent and Merger Sub shall not be obligated to take any actions, or agree to refrain from taking any actions, that, collectively, would have a material adverse effect on the combined business of the Parent Spinco and the Company and their respective Subsidiaries (including the Retained Subsidiaries), taken as a whole, after giving effect to the Parent Spin, the Merger and the other transactions contemplated by this Agreement; provided, further, that, notwithstanding anything to the contrary in this Section 5.7, the Company will not take any action, or agree to refrain from taking any action, pursuant to this Section 5.7(b) without the express written permission of Parent.

Section 5.8. Proxy Statement; Stockholders’ Meeting.

(a) The Company shall, with the assistance of Parent, prepare and will cause to be filed with the SEC as promptly as reasonably practicable following the date of this Agreement (but in any event no more than 40 days following the date of this Agreement, unless otherwise agreed in writing by the parties hereto) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption of this Agreement and promptly (and in no event later than the tenth (10th) Business Day following the date of this Agreement, unless otherwise agreed by the parties hereto) initiate a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and any amendments or supplements thereto. The Company agrees and covenants that none of the information included in the Proxy Statement shall, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Stockholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that no such covenant shall apply to information provided by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) As promptly as reasonably practicable following the date of this Agreement, each of Parent and Merger Sub shall furnish the Company with all information reasonably requested by the Company and required pursuant to the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent agrees and covenants that none of the information with respect to Parent or its Subsidiaries supplied or to be supplied by Parent for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) The Company shall as soon as reasonably practicable notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the CPLG Registration Statement, and the Company shall provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the CPLG Registration Statement or the transactions contemplated hereby or thereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 5.8(c)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the CPLG Registration Statement and to have the Proxy Statement and the CPLG Registration Statement cleared by the staff of the SEC as promptly as reasonably practicable after filing. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment or supplement to the Proxy Statement or the CPLG Registration Statement, so that the Proxy Statement, the CPLG Registration Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto), or filing or mailing the CPLG Registration Statement, or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall reasonably consider comments reasonably proposed by Parent in such documents or responses. Nothing in this Section 5.8(c) shall limit the obligations of any party under Section 5.8(a), (b) or (d).

(d) As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement is declared effective, the Company will mail the Proxy Statement to the holders of Shares as of the record date set for determining the stockholders entitled to vote on this Agreement. All documents (including the Proxy Statement) that the Company or CPLG is responsible for filing with the SEC in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(e) Unless the Company Board has made a Change of Board Recommendation in accordance with Section 5.8(f), the Company, acting through the Company Board (or a committee thereof), shall promptly following confirmation by the SEC that the SEC has no further comments on the Proxy Statement, take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and approving the Company Charter Amendments (including any adjournment or postponement thereof, the “Stockholders’ Meeting”). The Stockholders’ Meeting shall be held within forty-five (45) days following the Proxy Statement having been cleared by the SEC, unless otherwise agreed in writing by the parties hereto; provided, that the Company may postpone, recess or adjourn such meeting (i) to the extent required by applicable law (including the exercise of fiduciary duties under applicable law), (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Requisite Stockholder Approval, (iii) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure and then only for the minimum time which the Company Board has determined in good faith after consultation with its legal counsel is necessary under applicable law (including the exercise of fiduciary duties under applicable law) for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting.

(f) The Company, acting through the Company Board (or a committee thereof), shall, (i) include in the Proxy Statement the Company Board Recommendation and, subject to the consent of the Company’s financial advisor, the Fairness Opinion, (ii) use its reasonable best efforts to obtain the Requisite Stockholder Approval and (iii) not effect a Change of Board Recommendation; provided, that the Company Board may fail to include the Company Board Recommendation in the Proxy Statement or otherwise effect a Change of Board Recommendation in accordance with Section 5.4 if the Company Board shall have determined in good faith, after consultation with legal counsel to the Company, that the failure of the Company Board to effect a Change of Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and the Company shall have complied with its obligations under Section 5.4(c) or Section 5.4(d), as applicable.

Section 5.9. Distribution.

(a) The Company will use reasonable best efforts to effect the transactions set forth in the Spin-Off Transaction Agreements (including the restructuring transactions set forth in the Plan of Reorganization) in accordance with the terms thereof so that they occur following the Stockholders’ Meeting and receipt of the Requisite Stockholder Approval, but prior to the Effective Time. Prior to the Effective Time, any changes proposed by any party hereto to any of the Spin-Off Transaction Agreements from the forms attached to this Agreement as Annex A or Annex B shall be subject to the prior written approval of the other party hereto (which approval shall not be unreasonably withheld, conditioned or delayed). Following the execution of the Spin-Off Transaction Agreements, the Company shall not, nor shall the Company permit any of its Subsidiaries to, alter, amend or otherwise revise the Spin-Off Transaction Agreements, or waive any term thereof or any condition to the obligations thereunder, without the prior approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

(b) As promptly as reasonably practicable after the date of this Agreement and to the extent permitted by applicable Law, the parties shall form a special separation committee (the “Separation Committee”) comprised of an equal number of members appointed by the Company and Parent, which Separation Committee shall discuss and monitor the restructuring transactions set forth in the Plan of Reorganization for the transfer of the Separated Real Estate Business in accordance with the terms of the Distribution Agreement and the other Spin-Off Transaction Agreements. Without limiting the generality of the foregoing, the Separation Committee shall ensure that the members of the Separation Committee appointed by Parent are kept reasonably informed with respect to the implementation of the Plan of Reorganization and the Company shall consider in good faith timely and reasonable input from Parent with respect thereto. The Separation Committee will meet as often as its members deem is necessary, but at least once per month and upon the reasonable request of the Company or Parent, as applicable, and such meetings will be held telephonically unless otherwise agreed between the parties. The Separation Committee will have access, consistent with Section 5.3, to the Company’s and its Subsidiaries’ properties, books and records, Contracts and appropriate senior-level officers and employees; provided, however, that the Separation Committee will neither control, direct nor interfere with day to day management or operations of the business of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties.

Section 5.10. Public Announcements. Each of the Company, Parent and Merger Sub agrees that no press release concerning the transactions contemplated by this Agreement will be issued by such party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except as such release may be required by applicable Law or any rule or regulation of the New York Stock Exchange or any other stock exchange to which the relevant party is subject, in which case the party required to make the release will use commercially reasonable efforts to allow each other party reasonable time to comment on such release in advance of such issuance, it being understood that the final form and content of any such release, to the extent so required, will be at the final discretion of the disclosing party. The restrictions of this Section 5.10 will not apply to communications by the Company or Parent regarding an Acquisition Proposal or a Change of Board Recommendation.

Section 5.11. Rule 16b-3. Prior to the Effective Time, the Company will be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12. Further Assurances. Except as otherwise expressly provided in this Agreement, each of the parties shall use its reasonable best efforts to do, execute, acknowledge and deliver all such further acts, assurances, deeds assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Merger or the other transactions contemplated hereby.

Section 5.13. No Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14. Operations of the Merger Sub. Prior to the Effective Time, Merger Sub will not engage in any other business activities and will not incur any liabilities or obligations other than as contemplated herein.

Section 5.15. Certain Tax Matters.

(a) The parties hereto agree that the CPLG Consideration shall be treated as being paid in partial redemption of the Shares for Tax purposes in connection with the Merger in a transaction subject to Section 302(b) of the Code, and Parent, the Company and their Affiliates shall file all Tax Returns and otherwise report consistently with such treatment unless otherwise required pursuant to a “final determination” as defined in Section 1313 of the Code or a change in Law.

(b) None of the Company, any Retained Subsidiary or any member of the CPLG Group shall take or cause to be taken any action (or fail to take or cause to be taken any action) that would reasonably be expected to (i) cause to be untrue any representation or warranty reflected in the form of representation letter included as part of the Tax Opinion or (ii) cause the Tax Opinion to be invalid on its face as of the time of the Distribution.

Section 5.16. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.16 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

Section 5.17. Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Proceeding commenced or threatened in writing against such party or any of its Affiliates which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in, at its own cost and expense, the defense or settlement of any securityholder Proceeding against the Company or its directors relating to the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.18. Director Resignations. At the Closing, other than with respect to any directors identified by Parent in writing to the Company five (5) days prior to the Closing Date, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.19. CPLG Financing.

(a) The Company shall use its reasonable best efforts to take (and shall cause CPLG to take), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the CPLG Debt Financing on or before the Closing on the terms and conditions described in the CPLG Financing Commitment (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.19(b)), which reasonable best efforts shall include:

(i) causing CPLG to comply with its obligations under and maintain in effect the CPLG Financing Commitment, and, once entered into, the CPLG Financing Agreements with respect thereto;

(ii) negotiating CPLG Financing Agreements with respect to the CPLG Debt Financing on terms and conditions consistent in all material respects with those contained in the CPLG Financing Commitment (including, as necessary, the market flex provisions contained in any related fee letter), or on other terms no less favorable (taken as a whole) to CPLG;

(iii) causing CPLG to satisfy on a timely basis all conditions applicable to CPLG in the CPLG Financing Commitment and any CPLG Financing Agreements with respect thereto (including, promptly after the date hereof and as soon as practicable, obtaining title insurance, environmental assessments, zoning reports and property conditions reports and other deliverables necessary to satisfy any such conditions); and

(iv) in the event of a failure to fund by the CPLG Debt Financing Sources in accordance with the CPLG Financing Commitment that prevents, impedes or materially delays the Closing, causing CPLG to enforce its rights under the CPLG Financing Commitment and any CPLG Financing Agreements with respect thereto (including through litigation pursued in good faith).

(b) The Company shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the CPLG Financing Commitment without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) materially delay or prevent the Closing, (ii) reduce the aggregate amount of the CPLG Debt Financing to an amount which is insufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement) upon the terms contemplated by this Agreement and the Distribution Agreement on the Closing Date, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the CPLG Debt Financing, in each case, in a manner that could adversely impact in any material respect the ability of CPLG to obtain the CPLG Debt Financing or (iv) adversely impact in any material respect the ability of CPLG to enforce its rights against the other parties to the CPLG Financing Commitment; it being understood that notwithstanding the foregoing CPLG may amend the CPLG Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the CPLG Financing Commitment as of the date of this Agreement. Upon any amendment, supplement, modification, replacement, termination, reduction or waiver of the CPLG Financing Commitment in accordance with this Section 5.19(b), the Company shall deliver a copy thereof to Parent and (i) references herein to “CPLG Financing Commitment” shall include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.19(b) and (ii) references to “CPLG Debt Financing” shall include the financing contemplated by the CPLG Financing Commitment as amended, supplemented, modified, replaced, terminated reduced or waived in compliance with this Section 5.19(b).

(c) Notwithstanding Section 5.19(b) above, in the event any portion of the CPLG Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the CPLG Financing Commitment, (A) the Company shall promptly notify Parent and (B) CPLG shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “CPLG Alternate Financing”) (x) on conditions not less favorable to CPLG (taken as a whole) than the CPLG Financing Commitment, (y) at least equal to the amount of such portion of the CPLG Financing Commitment in an amount sufficient to make the Cash Payment (as defined in the Distribution Agreement) in accordance with the Distribution Agreement and (z) other than as set forth in (x) or (y), on terms not materially less beneficial to CPLG. Copies (redacted for provisions related to fee amounts, market flex provisions and other economic terms to the extent required by the applicable CPLG Debt Financing Sources) of any new financing commitment letter (including any fee letter referenced in the CPLG Financing Commitment) shall be promptly provided to Parent. In the event any CPLG Alternate Financing is obtained in accordance with this Section 5.19, any reference in this Agreement to “CPLG Financing Commitment” or “CPLG Debt Financing” shall include the debt financing contemplated by such CPLG Alternate Financing. Except as provided elsewhere in this Section 5.19 and subject to the limitation in Section 5.19, nothing contained in this Agreement shall prohibit CPLG from entering into CPLG Financing Agreements relating to the CPLG Debt Financing; provided, that such CPLG Financing Agreements may contain other conditions if such CPLG Financing Agreements do not result in a reduction or replacement of the CPLG Financing Commitment prior to the funding of the CPLG Debt Financing under such CPLG Financing Agreements.

(d) The Company shall (i) give Parent prompt written notice of any default, breach or threatened breach in writing by any party of any of the CPLG Financing Commitment or CPLG Financing Agreements related thereto of which the Company or any of its Representatives or Affiliates becomes aware or any termination or threatened termination in writing thereof (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the CPLG Financing Commitment or CPLG Financing Agreements), and (ii) otherwise keep Parent reasonably informed of the status of its efforts to arrange the CPLG Debt Financing.

(e) In the event any CPLG Debt Financing is funded in advance of the Closing Date, CPLG shall keep and maintain at all times prior to the Closing Date the proceeds of such CPLG Debt Financing available for the purpose of funding the transactions contemplated by the Spin-Off Transaction Agreements and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Encumbrances; provided, that if the terms of such CPLG Debt Financing requires the proceeds of such CPLG Debt Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds (taken as a whole) are no more onerous than the CPLG Financing Commitment.

Section 5.20. [Reserved].

Section 5.21. Debt Financing.

(a) Parent shall use its reasonable best efforts to take (and shall cause Merger Sub to take), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the Parent Debt Financing on or before the Closing on the terms and conditions described in the Debt Commitment Letter (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.21(b)), including using reasonable best efforts to:

(i) cause Merger Sub to comply with its obligations under and maintain in effect the Debt Commitment Letter, and, once entered into, the Parent Debt Financing Agreements with respect thereto;

(ii) negotiate Parent Debt Financing Agreements with respect to the Parent Debt Financing on terms and conditions consistent in all material respects with those contained in the Debt Commitment Letter (including, as necessary, the flex or similar provisions contained in any related fee letter), or on other terms no less favorable (taken as a whole) to Parent;

(iii) cause Merger Sub to satisfy on a timely basis all conditions applicable to Merger Sub in the Debt Commitment Letter and any Parent Debt Financing Agreements with respect thereto; and

(iv) in the event of a failure to fund by the Parent Debt Financing Sources in accordance with the Debt Commitment Letter that prevents, impedes or materially delays the Closing, cause Merger Sub to enforce its rights under the Debt Commitment Letter and any Parent Debt Financing Agreements with respect thereto (including through litigation pursued in good faith).

(b) Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) materially delay or prevent the Closing, (ii) reduce the aggregate amount of the Parent Debt Financing to an amount which is insufficient for Parent to fund the Parent Required Amount upon the terms contemplated by this Agreement on the Closing Date, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Parent Debt Financing, in each case, in a manner that could adversely impact in any material respect the ability of Merger Sub to obtain the Parent Debt Financing or (iv) adversely impact in any material respect the ability of Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter; it being understood that notwithstanding the foregoing Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. Upon any amendment, supplement, modification, replacement, termination, reduction or waiver of the Debt Commitment Letter in accordance with this Section 5.21(b), Parent shall deliver a copy thereof to the Company (such commitment letter, a “Replacement Commitment Letter”) and (i) references herein to “Debt Commitment Letter” shall include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.21(b) and (ii) references to the “Parent Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented, modified, replaced, terminated reduced or waived in compliance with this Section 5.21(b); provided, that, subject to Section 5.23, it is understood and agreed that any Debt Commitment Letter may be replaced by the Parent Spinco Replacement Commitment Letter in connection with the Parent Spin and in such instance, references herein to “Debt Commitment Letter” shall include the Parent Spinco Replacement Commitment Letter.

(c) Notwithstanding Section 5.21(b) above, in the event any portion of the Parent Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (A) Parent shall promptly notify the Company and (B) Merger Sub shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “Parent Alternate Financing”) (x) on conditions not less favorable to Merger Sub (taken as a whole) than the Debt Commitment Letter and (y) at least equal to the amount of such portion of the Debt Commitment Letter, together with currently available cash and cash equivalents, in an amount sufficient to fund the Parent Required Amount. Copies (redacted for provisions related to fee amounts, market flex provisions and other economic terms to the extent required by the applicable Parent Debt Financing Sources) of any new financing commitment letter (including any fee letter referenced in such Debt Commitment Letter) shall be promptly provided to the Company. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Parent Debt Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.21(c)) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Parent Debt Financing as promptly as practicable. In the event any Parent Alternate Financing is obtained in accordance with this Section 5.21, any reference in this Agreement to “Debt Commitment Letter” or “Parent Debt Financing” shall include the debt financing contemplated by such Parent Alternate Financing. Except as provided elsewhere in this Section 5.21 and subject to the limitation in Section 5.21, nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into Parent Debt Financing Agreements relating to the Parent Debt Financing; provided, that such Parent Debt Financing Agreements may only contain other conditions if such Parent Debt Financing Agreements do not result in a reduction or replacement of the Debt Commitment Letter prior to the funding of the Parent Debt Financing under such Parent Debt Financing Agreements.

(d) Parent shall (i) give the Company prompt written notice of any default, breach or threatened breach in writing by any party to the Debt Commitment Letter or Parent Debt Financing Agreements related thereto of which Parent or any of its Representatives or Affiliates becomes aware or any termination or threatened termination in writing thereof (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Commitment Letter or Parent Debt Financing Agreements), and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Parent Debt Financing.

(e) In the event any Parent Debt Financing is funded in advance of the Closing Date, Merger Sub shall keep and maintain at all times prior to the Closing Date the proceeds of such Parent Debt Financing available for the purpose of funding the transactions contemplated by the Transaction Agreements and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Encumbrances; provided, that if the terms of such Parent Debt Financing requires the proceeds of such Parent Debt Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds (taken as a whole) are no more onerous than the Debt Commitment Letter.

Section 5.22. Debt Financing and Parent Spin Cooperation.

(a) Prior to the Closing Date, the Company shall provide, and shall cause each of its Retained Subsidiaries to provide, and shall use it reasonable best efforts to have each of its and its Retained Subsidiaries’ respective Representatives, in each case, to use their respective reasonable best efforts to provide, in each case, to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably necessary in connection with the arrangement of the Parent Debt Financing (solely for the purposes of this Section 5.22, the term “Parent Debt Financing” shall be deemed to include customary high-yield non-convertible debt securities offering to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Commitment Letter) or in connection with the Parent Spin, which reasonable best efforts shall include (i) assisting with the preparation of (A) registration statements, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of the Parent Debt Financing or the Parent Spin and (B) materials for rating agency presentations, in each case as they relate to the Company and the Retained Subsidiaries, (ii) executing customary authorization letters or management representation letters, as applicable, as they relate to the Company and the Retained Subsidiaries, (iii) assisting in promptly furnishing Parent, Merger Sub and the Parent Debt Financing Sources with the Required Information and such other customary financial and other pertinent information regarding the Company and its Retained Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested in writing by Parent to permit Parent to prepare a customary preliminary offering memorandum, final preliminary offering memorandum, registration statement, preliminary private placement memorandum, final private placement memorandum or marketing document for use in a customary “road show” relating to the Parent Debt Financing and/or the Parent Spin, it being understood that in no event shall the Company or the Retained Subsidiaries be required to provide (1) a description of all or any component of the Parent Debt Financing, including any “description of notes”, (2) risk factors relating solely to all or any component of the Parent Debt Financing, (3) separate subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (4) Compensation Discussion and Analysis required by Item 402 of Regulation S-K or (5) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities or a registration statement in connection with the Parent Spin, (iv) assisting Parent and Merger Sub in obtaining corporate and facilities ratings from any rating agencies in connection with the Parent Debt Financing or the Parent Spin, (v) upon reasonable request, identifying any material non-public information contained in the relevant marketing materials relating to the Company and the

Retained Subsidiaries and complying with Regulation FD to the extent applicable to such material non-public information, (vi) cooperating with the marketing efforts of Parent, Merger Sub and the Parent Debt Financing Sources for any portion of the Parent Debt Financing or the Parent Spin as reasonably requested by Parent (including, without limitation, having members of senior management of the Company participate in a reasonable number of due diligence sessions and drafting sessions in connection with the Parent Debt Financing or the Parent Spin at times and locations to be mutually agreed), (vii) cooperating with Parent or Merger Sub’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (viii) executing and delivering as of (but not before and not to be effective until) the Closing any pledge and security documents, other definitive financing documents, or other related certificates or documents as may be reasonably requested by Parent or Merger Sub and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of Payoff Indebtedness and the release of related Encumbrances and termination of security interests (including delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering termination agreements or UCC-3 or equivalent financing statements or notices), (ix) using reasonable best efforts to cause it or its Retained Subsidiaries’ independent auditors to cooperate in connection with the Parent Debt Financing and the Parent Spin, including by providing “customary” comfort letters (including as to customary “negative assurances” comfort) and any consents required to include Required Form 10 Financials or any other financials contemplated herein in any registration statement or offering documents and (x) providing, at least five Business Days prior to the Closing Date, all documentation required by applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act, to the extent requested in writing at least nine Business Days prior to the Closing Date; provided, however, that the Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 5.22 that: (A) unreasonably interferes with the ongoing business of the Company or its Subsidiaries (provided, that the cooperation contemplated by this Section 5.22 shall not by its terms be deemed to unreasonably interfere with such business); (B) causes any covenant, representation or warranty in this Agreement to be breached in a manner that the Company would cause any closing condition set forth in Section 6.1 or Section 6.2 to fail to be satisfied or otherwise causes the breach of this Agreement (other than those conditions that by their terms are to be satisfied at Closing); (C) requires the Company or the Subsidiaries to provide or enter into any security or guarantee agreements, or otherwise to incur any liability (including any commitment fees and expense reimbursement) in connection with the Parent Debt Financing or Parent Spin (other than the authorization letters and management representation letters referenced above) prior to, or that are not conditioned upon, the Closing or are not otherwise promptly reimbursed or indemnified in accordance with the terms hereof; (D) requires the Company or its Subsidiaries or their respective directors, officers, managers or employees (other than those directors, officers, managers or employees that will act in a similar capacity after Closing) to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Parent Debt Financing or Parent Spin (other than with respect to the authorization letters and management representation letters referenced above) or adopt resolutions approving the agreements, documents, instruments and other actions pursuant to which the Parent Debt Financing is obtained or the Parent Spin is consummated; (E) requires the Company or its Subsidiaries to give any legal opinion or other opinion of counsel; or (F) requires the Company or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate or breach, its organizational documents, any applicable Laws or any material Contract. In no event shall the Company or its Subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Parent Debt Financing or the Parent Spin or as a result of any information provided by the Company, its Retained Subsidiaries or any of their respective Affiliates or Representatives in connection with the Parent Debt Financing or the Parent Spin to the extent such expenses are not subject to reimbursement in accordance with the terms hereof or such indemnity or liability is not otherwise subject to indemnification pursuant to the terms of this Agreement. Parent and Merger Sub agree that any information regarding the Company or any of its Subsidiaries or Affiliates contained in any presentations, offering documents, teasers or other materials in connection with the Parent Debt Financing or the Parent Spin shall be subject to the prior review of the Company, which review shall be completed promptly and in any case within three (3) Business Days of receipt thereof. From the respective dates on which Parent receives the Required Information and the Required Form 10 Financials until the Closing, the Company and its Subsidiaries shall update any Required Information and the Required Form 10 Financials, respectively, provided by them or on their behalf as may be necessary so that such Required Information and the Required Form 10 Financials are Compliant.

(b) The Company hereby consents to the reasonable use of its and the Retained Subsidiaries’ logos in connection with the Parent Debt Financing and the Parent Spin; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c) The Company shall provide Parent with (i) the Required Form 10 Financials no later than March 10, 2018, and (ii) financial statements for any quarterly interim periods of the Management and Franchise Business ending after the date of the most recently ended fiscal year, together with financial statements for the corresponding period of the prior year, and in each case the notes to such financial statements, no later than (A) May 10, 2018, with respect to the quarterly interim period ended March 31, 2018 and (B) 40 days after the end of each such subsequent quarterly interim period, unless the Closing shall have occurred prior to such date (provided that any interim financial statements provided pursuant to this clause (ii) shall be prepared in accordance with GAAP and contain such information as is required for such financial statements to be included in a Registration Statement on Form S-1 by a non-accelerated filer; provided further that any such interim financial statements shall have been reviewed by the independent auditors of the Management and Franchise Business as provided in the procedures specified by the Public Company Accounting Oversight Board in AU-C930, Interim Financial Information), and shall use its reasonable best efforts to provide such further financial statements and other information, including any Required Information, as Parent may reasonably request and is necessary or advisable in connection with the preparation of Parent Spinco’s registration statement on Form 10 under the Exchange Act or other filings under applicable securities laws to be made by Parent Spinco, in connection with the Parent Spin, or Parent, which shall include, for the avoidance of doubt, any financial statements required by Regulation S-X 3-05.

Section 5.23. Parent Spin.

(a) Parent shall not consummate the Parent Spin unless (i) prior to the consummation thereof, Parent Spinco has entered into, and provided a copy of the same to the Company, a Parent Spinco Replacement Commitment Letter, (ii) prior to the consummation thereof, Parent has delivered to the Company a certificate, dated as of the date of the consummation of the Parent Spin, of a senior officer of Parent certifying to the effect that the representations and warranties in Section 4.11 are true and correct, as of such date as if made at and as of such time, provided, that, for purposes of such certificate, all references in Section 4.11 to “Parent” shall be deemed to refer to Parent Spinco and all references in Section 4.11 to the “Initial Debt Commitment Letter” shall be deemed to refer to the Parent Spinco Replacement Commitment Letter, and (iii) the consummation of the Parent Spin would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or the ability of Parent Spinco to perform its obligations hereunder following an assignment in accordance with Section 8.7, or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby, and Parent has delivered to the Company a certificate, dated as of the date of the consummation of the Parent Spin, of a senior officer of Parent certifying to this effect.

(b) Reasonably promptly following any reasonable request by the Company, Parent shall inform the Company of the status and timing of Parent’s efforts to prepare for and consummate the Parent Spin, and any substantive developments with respect thereto (including sharing with the Company draft documentation relating to the Parent Spin to the extent reasonably requested).

Section 5.24. Spin-Off Transaction Agreements. The parties agree that, on or prior to the Distribution, and effective upon the Effective Time, the Company shall, and shall cause its applicable Subsidiaries to, enter into (a) Management Agreements in the form attached as Exhibit B to the Distribution Agreement, between CPLG or certain of its Subsidiaries, on the one hand, and LQ Management L.L.C. (or the Company or certain of its Retained Subsidiaries, as applicable), on the other hand, (b) Franchise Agreements in the form attached as Exhibit C to the Distribution Agreement, between CPLG or certain of its Subsidiaries, on the one hand, and La Quinta Franchising LLC (or the Company or certain of its Retained Subsidiaries, as applicable), on the other hand, (c) Subordination, Non-Disturbance, and Attornment Agreements (Mortgage Loan) in the form attached as Exhibit 18.22(a) to such Management Agreements, in each case among one or more applicable commercial mortgage-backed securities lenders party thereto, CPLG or certain of its Subsidiaries, as Lessee and Owner, and LQ Management L.L.C. (or the Company or certain of its Retained Subsidiaries, as applicable), as manager, (d) Mezzanine Recognition Agreement and Non-Disturbance and Attornment Agreements in the form attached as Exhibit 18.22(b) to such Management Agreements, in each case among one or more applicable mezzanine lenders party thereto, CPLG or certain of its Subsidiaries, as Lessee and Owner, and LQ Management L.L.C. (or the Company or certain of its Retained Subsidiaries, as applicable), as manager, (e) comfort letters in the form attached as Exhibit D-1 to such Franchise Agreements, in each case among one or more applicable commercial mortgage-backed securities lenders party thereto, CPLG or certain of its Subsidiaries, as franchisee, and La Quinta Franchising LLC (or the Company or certain of its Retained Subsidiaries, as applicable), as franchisor, (f) comfort letters in the form attached as Exhibit D-2 to such Franchise Agreements, in each case among one or more applicable mezzanine lenders party thereto, CPLG or certain of its Subsidiaries, as franchisee, and La Quinta Franchising LLC (or the Company or certain of its Retained Subsidiaries, as applicable), as franchisor, (g) a Pooling Agreement, in the form attached as Exhibit I to the Distribution Agreement, between CPLG or certain of its Subsidiaries, on the one hand, and La Quinta Franchising LLC (or the Company or certain of its

Retained Subsidiaries, as applicable), on the other hand, in each case of clauses (a) through (e), with respect to each of the hotels listed on Section 5.24 of the Company Disclosure Letter, and (h) the Tax Matters Agreement and the Transition Services Agreement, in each case, between CPLG or certain of its Subsidiaries, on the one hand, and the Company or certain of its Retained Subsidiaries, on the other hand.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

(a) The Requisite Stockholder Approval shall have been obtained and continue to be in full force and effect;

(b) The CPLG Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of CPLG Common Stock shall have been obtained and be in effect, and such shares of CPLG Common Stock shall have been approved for listing on the New York Stock Exchange;

(c) The Distribution shall have been consummated in all material respects in accordance with the terms of the Distribution Agreement;

(d) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and no Proceeding shall be pending before, or threatened in writing by, the Antitrust Division of the Department of Justice or the Federal Trade Commission wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or the Spin-Off Transaction Agreements or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated by this Agreement or the Spin-Off Transaction Agreements or cause such transactions to be rescinded; and

(e) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger or the Distribution shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced (and still be in effect) by any Governmental Entity that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the Distribution.

Section 6.2. Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.6 (Brokers) and Section 4.12 (Eligible Independent Contractor Status) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (ii) all other representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), in each case at and as of the date of this Agreement and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to the Effective Time; and

(c) Each of Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, of senior officers of Parent and Merger Sub certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3. Additional Conditions to Obligation of Merger Sub and Parent to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.1(a) (Organization and Qualification), Section 3.2 (Certificate of Incorporation), Section 3.4 (Authority), and Section 3.21 (Brokers; Certain Fees) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), (ii) the representations and warranties of the Company contained in (x) Section 3.3(a) and Section 3.3(b) (Capitalization) and (y) Section 3.11(c) (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of clause (x) only, for such inaccuracies as are de minimis in nature and amount, and (iii) all other representations and warranties of the Company contained in Article III shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect;

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to the Effective Time;

(c) Since the date of this Agreement, there shall not have been any fact, event, occurrence, development, change or state of circumstances or facts that has had a Material Adverse Effect;

(d) Each Spin-Off Transaction Agreement shall have been executed by the parties thereto and shall be in full force and effect, and the covenants set forth therein required to be performed prior to the Effective Time shall have been performed in all material respects;

(e) The Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date, of a senior officer of the Company certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(f) The Company or the applicable Retained Subsidiary, as directed by the Company, shall have received the Cash Payment (as such term is defined in the Distribution Agreement).

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub, by the mutual written consent of Parent and the Company.

Section 7.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub, by written notice to the other party:

(a) if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.2(a) shall have used its reasonable best efforts as required by Section 5.7 to prevent, oppose and remove such order, decree, ruling or other action and the issuance of such final, nonappealable order, decree, ruling or other action was not primarily due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement;

(b) if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Stockholder Approval shall not have been obtained; or

(c) if the Merger shall not have been consummated on or before July 17, 2018 (the “Outside Date”); provided, that if, prior to the Outside Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied (except for any condition set forth in Section 6.1(d)), either the Company or Parent may, prior to 5:00 p.m. New York City time on the Outside Date, extend the Outside Date to a date that is ninety (90) days after the Outside Date (and if so extended, such later date being the Outside Date). The right to terminate pursuant to this Section 7.2(c) shall not be available to any party if any action of such party (and, in the case of Parent, including Merger Sub) or failure by such party to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date and such action or failure to perform constitutes a breach of this Agreement.

Section 7.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Closing, notwithstanding the adoption of this Agreement by the stockholders of Merger Sub or, other than in the case of paragraph (b) below, the Company, by written notice to Parent:

(a) if Parent or Merger Sub shall have breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in each case, such that the conditions set forth in Section 6.2(a) and Section 6.2(b), as the case may be, would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or is not cured in accordance with the following proviso; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.3(a) unless any such breach or failure to be true has not been cured within twenty (20) days after written notice by the Company to Parent informing Parent of such breach or failure or if less than twenty (20) days prior to the Outside Date, by the Outside Date, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.3(a) if the Company is then in breach of this Agreement in any material respect; or

(b) in accordance with, and subject to compliance with the terms and conditions of, Section 5.4(c), in order to enter into a definitive agreement with respect to a Superior Proposal, and prior to or concurrently with such termination, the Company pays to Parent the Termination Fee pursuant to Section 7.5(b).

Section 7.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Closing, notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub, by written notice to the Company:

(a) if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 6.3(a) and Section 6.3(b), as the case may be, would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or is not cured in accordance with the following proviso; provided, however, that Parent may not terminate this Agreement pursuant to this Section 7.4(a) unless any such breach or failure to be true has not been cured within twenty (20) days after written notice by Parent to the Company informing the Company of such breach or failure or if less than twenty (20) days prior to the Outside Date, by the Outside Date, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 7.4(a) if Parent or Merger Sub is then in breach of this Agreement in any material respect; or

(b) if (i) a Change of Board Recommendation shall have occurred (it being understood and agreed that, for all purposes of this Agreement, a communication in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a Change of Board Recommendation (so long as any action or statement made to so comply is consistent with Section 5.4)) or (ii) the Company Board shall have otherwise failed to include the Company Board Recommendation in the Proxy Statement distributed to stockholders (it being agreed that the taking of any action by the Company, the Company Board or any of its Representatives expressly permitted under Section 5.4(b), Section 5.4(c) or Section 5.8(e)(ii) shall not give rise to a right to terminate pursuant to this Section 7.4(b)); provided, however, that Parent will not have a right to terminate this Agreement pursuant to this Section 7.4(b) if the Requisite Stockholder Approval shall have been obtained.

Section 7.5. Effect of Termination.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than Section 5.3(b) (Access to Information; Confidentiality), Section 5.10 (Public Announcements), this Section 7.5, and Article VIII (General Provisions), and the Confidentiality Agreement) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.3(b);

(ii) this Agreement is terminated by Parent pursuant to Section 7.4(b); or

(iii) (A) at any time after the date of this Agreement and prior to the taking of a vote to adopt this Agreement at the Stockholders’ Meeting or any postponement or adjournment thereof, an Acquisition Proposal shall have been made directly to the Company’s stockholders, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn in a bona fide manner prior to such taking of a vote to adopt this Agreement, (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 7.2(b) or Section 7.2(c), or by Parent pursuant to Section 7.4(a) (with respect to a breach of Section 5.4 or Section 5.8), and (C) the Company enters into a definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to a transaction contemplated by any Acquisition Proposal or Other Proposal (which is subsequently consummated), or a transaction in respect of any Acquisition Proposal or Other Proposal is consummated, within twelve (12) months of the date this Agreement is terminated;

then in any such case, the Company shall pay Parent a termination fee of $37,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b) shall be paid prior to or concurrently with such termination of this Agreement, (2) pursuant to clause (ii) of this Section 7.5(b) shall be paid promptly (but in any event within two (2) Business Days) following termination of this Agreement and (3) pursuant to clause (iii) of this Section 7.5(b) shall be paid promptly (but in any event within two (2) Business Days) following the consummation of such Acquisition Proposal or Other Proposal. For the avoidance of doubt, the Company will not be required to pay the Termination Fee more than once or to pay both the Termination Fee and the CPLG Financing Termination Fee. For purposes of Section 7.5(b)(iii)(C), “Acquisition Proposal” will have the meaning ascribed thereto in Section 5.4(e)(i), except that the references in the definition to “twenty percent (20%)” will be replaced by “fifty percent (50%)”. If Parent receives full payment of the Termination Fee pursuant to this Section 7.5(b), except in the case of fraud: (i) the collection of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (ii) none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(c) In the event that (i) this Agreement is terminated pursuant to Section 7.2(b) and the Company shall not have delivered a CPLG Financing Certificate to Parent on the date that is two (2) Business Days prior to the Stockholders’ Meeting or (ii) this Agreement is terminated (x) by the Company pursuant to Section 7.2(c) and the Company shall not have delivered a CPLG Financing Certificate to Parent on the date of such termination or the date that is one (1) Business Day prior to such termination or (y) by Parent pursuant to Section 7.2(c) and (A) on the date that is three (3) Business Days prior to such termination, Parent shall have requested in writing a CPLG Financing Certificate from the Company and (B) the Company shall not have delivered a CPLG Financing Certificate to Parent on the date of such request or on the date that is two (2) Business Day prior to such termination, the Company shall pay Parent a termination fee of $37,000,000 (the “CPLG Financing Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made pursuant to this Section 7.5(c) shall be paid promptly (but in any event within two (2) Business Days) following termination of this Agreement. For the avoidance of doubt, the Company will not be required to pay the CPLG Financing Termination Fee more than once or to pay both the CPLG Financing Termination Fee and the Termination Fee. If Parent receives full payment of the CPLG Financing Termination Fee pursuant to this Section 7.5(c) and does not, prior to or promptly (and in any event within five (5) Business Days) after receipt thereof, reject and return such payment: (i) the collection of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (ii) none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, except, in the case of each of clauses (i) and (ii), in the case of fraud.

(d) The Company and Parent agree that the agreements contained in Section 7.5(b) and Section 7.5(c) are integral parts of the transactions contemplated by this Agreement, that such amounts do not constitute a penalty and that without these agreements Parent would not enter into this Agreement. If the Company fails to pay Parent the amounts due under Section 7.5(b) or Section 7.5(c), as applicable, within the time periods specified in such sections, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article VIII.

Section 8.2. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the holders of Shares or Parent as sole stockholder of Merger Sub; provided, however, that after adoption of this Agreement by the holders of Shares and Parent as sole stockholder of Merger Sub, no amendment may be made which by applicable Law or applicable rule or regulation of any stock exchange requires the further approval of the holders of Shares or Parent as sole stockholder of Merger Sub without such further approval; provided, further, that notwithstanding anything to the contrary contained herein, this Section 8.2, Section 8.3, Section 8.7, Section 8.8, Section 8.9, Section 8.12, Section 8.14, Section 8.15(b) (as it relates to Parent and Merger Sub) and Section 8.15(c) (as it relates to the Company and CPLG) (and any other provision of this Agreement to the extent an amendment, modification or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Parent Debt Financing Related Party or CPLG Debt Financing Related Party, as applicable, without the prior written consent of the Parent Debt Financing Sources or CPLG Debt Financing Sources, as applicable. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.3. Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein; provided, further, that notwithstanding anything to the contrary contained herein, Section 8.2, this Section 8.3, Section 8.7, Section 8.8, Section 8.9, Section 8.12, Section 8.14, Section 8.15(b) (as it relates to Parent and Merger Sub) and Section 8.15(c) (as it relates to the Company and CPLG) (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) may not be waived or terminated in a manner that is materially adverse to (i) a Parent Debt Financing Related Party without the prior written consent of the Parent Debt Financing Sources (such consent not to be unreasonably withheld, delayed or conditioned) or (ii) a CPLG Debt Financing Related Party without the prior written consent of the CPLG Debt Financing Sources (such consent not to be unreasonably withheld, delayed or conditioned). Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

Section 8.4. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given): (i) when delivered, if delivered in Person; (ii) when sent, if sent by email; provided, that receipt of email is confirmed by telephone or email by the sender; (iii) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (iv) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice)):

(a)	if to Parent or Merger Sub:

Wyndham Worldwide Corporation

22 Sylvan Way

Parsippany, NJ 07054

Attention:    David B. Wyshner, Executive Vice President and CFO

Email:          david.wyshner@wyn.com

with an additional copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  David Fox, P.C.

                  David Feirstein, P.C.

                  Willard S. Boothby

Email:       david.fox@kirkland.com

                  david.feirstein@kirkland.com

                  willard.boothby@kirkland.com

(b)	if to the Company:

La Quinta Holdings Inc.

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Attention: Mark Chloupek

Email:       Mark.Chloupek@LaQuinta.com

with an additional copy (which will not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Eric M. Swedenburg

Email:       eswedenburg@stblaw.com

Section 8.5. Expenses. Each party will bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby, except that (a) Parent will bear the expenses and costs incurred by the parties hereto in connection with any HSR Act filings which may be required for the consummation of the Merger pursuant to this Agreement and (b) expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne equally by Parent and the Company.

Section 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the validity, legality and enforceability of all other provisions of this Agreement shall not be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party, and the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.7. Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties; provided that (a) Parent may assign all or any portion of its rights and obligations pursuant to this Agreement to the Parent Debt Financing Sources pursuant to the terms of the Debt Commitment Letter for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Parent Debt Financing and (b) subject to Section 5.23(a), Parent shall be permitted to assign all of its right, title and interest hereunder to Parent Spinco concurrently with the consummation of the Parent Spin, and following any such assignment Parent Spinco shall become “Parent” for all purposes hereunder other than clauses (iv), (v) and (vi) of the last proviso of this sentence (provided, that (i) the penultimate sentence of Section 4.1 shall refer to the date of the assignment, rather than the date of this Agreement, (ii) all references in Section 4.11 to the “Initial Debt Commitment Letter” shall be deemed to refer to the “Parent Spinco Replacement Commitment Letter,” (iii) all references in Section 4.11 to the date of this Agreement shall refer to the date of the consummation of the Parent Spin, (iv) other than as set forth in clauses (v) and (vi) below or in the case of a breach by Parent or Merger Sub of any of their respective covenants or agreements under this Agreement or the Spin-Off Transaction Agreements prior to such assignment (in which case, for the avoidance of doubt, Parent shall have liability pursuant to this clause (iv) only for such breach), following such assignment Parent shall have no further liability or obligation hereunder, (v) Parent shall guarantee the payment of any amounts owed by Parent Spinco under this Agreement or the Spin-Off Transaction Agreements and not paid by Parent Spinco when due on a prompt and timely basis (other than the Merger Consideration) and (vi) following such assignment, upon the reasonable written request of the Company, Parent shall use its reasonable best efforts to provide such information and to execute such documents, instruments and papers as may be reasonably required or appropriate in order for Parent Spinco and the Company, subject to the terms of this Agreement, to carry out the Merger or the other transactions contemplated hereby. Any purported assignment not permitted under this Section 8.7 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.8. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes and schedules referred to herein), the Spin-Off Transaction Agreements and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.6 (which is intended for the benefit of the Indemnified Parties, all of whom are third-party beneficiaries thereof), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Parent Debt Financing Sources may enforce on behalf of the Parent Debt Financing Related Parties (and each is an intended third party beneficiary of) and the CPLG Debt Financing Sources may enforce on behalf of the CPLG Debt Financing Related Parties (and each is an intended third party beneficiary of), in each case, the provisions of Section 8.2, Section 8.3, Section 8.7, this Section 8.8, Section 8.9, Section 8.12, Section 8.14, Section 8.15(b) (as it relates to Parent and Merger Sub) and Section 8.15(c) (as it relates to the Company and CPLG), in each case, as they relate to such parties.

Section 8.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof (except as expressly set forth in Section 8.12(iv)).

Section 8.10. Counterparts. This Agreement may be executed and delivered (including by electronic transmission in .PDF format or by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.11. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof.

Section 8.12. Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive personal jurisdiction of the Court of Chancery in the State of Delaware, or if the Court of Chancery declines to exercise jurisdiction over the matter, the Superior Court of the State of Delaware (Complex Commercial Division), (or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware), and any appellate court from any thereof, in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action or proceeding relating to this Agreement or the Merger in any court other than the above-named courts; provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction. Notwithstanding the foregoing, each party hereto hereby (i) agrees that, to the fullest extent permitted by law, service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.4 shall be effective service of process against it for any such action brought in any such court, (ii) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iii) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding anything to the contrary contained in this Agreement, each of the parties agrees (i) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Parent Debt Financing Related Parties or CPLG Debt Financing Related Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the transactions contemplated by the Parent Debt Financing, the CPLG Debt Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other courts, other than a state or federal court sitting in the Borough of Manhattan within the City of New York, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (iv) that any such claim, controversy or dispute shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such state that would result in the applications of the laws of any other state.

Section 8.13. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.12 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.4. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY PARENT DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE PARENT DEBT FINANCING OR ANY CPLG DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE CPLG DEBT FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE SPIN-OFF TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15. Specific Performance; No Recourse.

(a) Each party acknowledges and agrees that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages. The parties acknowledge and agree that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement. The parties hereby further acknowledge and agree that prior to the Closing, each party shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 5.7, by the other parties and to cause the other parties to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.3, on the terms and subject to the conditions in this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.15 shall not be required to provide any bond or other security in connection with any such order or injunction. For the avoidance of doubt, the parties hereto further agree that (i) by seeking the equitable remedies provided for in this Section 8.15, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with the terms of this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 8.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.15 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.15 prior or as a condition to exercising any termination right under Article VII (and pursuing monetary damages) after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any legal proceeding pursuant to this Section 8.15 or anything set forth in this Section 8.15 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII.

(b) Notwithstanding anything to the contrary contained herein, the Company and its Subsidiaries agree on behalf of themselves and their respective Affiliates that none of the Parent Debt Financing Related Parties shall have any liability or obligation to the Company and its Subsidiaries or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Parent Debt Financing), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise. This Section 8.15(b) may be enforced by the Parent, its Affiliates and the Parent Debt Financing Sources (and each such Person shall be a third party beneficiary of this Section 8.15(b)) and shall be binding on all the respective successors and permitted assigns of the Company, its Subsidiaries and their respective Affiliates.

(c) Notwithstanding anything to the contrary contained herein, Parent and Merger Sub agree on behalf of themselves and their respective Affiliates that none of the CPLG Debt Financing Related Parties shall have any liability or obligation to Parent, Merger Sub or any of their respective Subsidiaries or Affiliates relating to this Agreement or any of the transactions contemplated herein (including the CPLG Debt Financing), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise. This Section 8.15(c) may be enforced by the Company, CPLG, its or their Subsidiaries or Affiliates and the CPLG Debt Financing Sources (and each such Person shall be a third party beneficiary of this Section 8.15(c)) and shall be binding on all the respective successors and permitted assigns of Parent, Merger Sub and their respective Subsidiaries and Affiliates.

Section 8.16. Interpretation.

(a) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a section, such reference will be to a section of this Agreement unless otherwise indicated.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(d) Including. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(e) Hereof. The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Or. Where the context permits, the word “or” will mean “and/or”.

(g) Gender and Number. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(h) Negotiation and Drafting. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark M. Chloupek
Name:	Mark M. Chloupek
Title:	Executive Vice President, Secretary and General Counsel

WYNDHAM WORLDWIDE CORPORATION

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Executive Vice President and Chief Financial Officer

WHG BB SUB, INC.

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	EVP and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Certain Definitions

As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable in the aggregate to the Company, to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal and may not include any provision calling for an exclusive right to negotiate with the Company or any other provision that would restrict the Company from complying with Section 5.4.

“Acquisition Agreement” has the meaning set forth in Section 5.4(a)(vi).

“Acquisition Proposal” has the meaning set forth in Section 5.4(e)(i).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Affiliate Contract” means Contracts between the Company or any of the Retained Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a Retained Subsidiary) of the Company or of any of the Retained Subsidiaries, or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, together with the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, together with the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, together with the rules and regulations promulgated thereunder, and any other federal, state or foreign law, rule, regulation, order or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

“Business IP” means all (i) Intellectual Property licensed to and/or necessary for the conduct of the business of the Company or any Retained Subsidiary and (ii) Owned Intellectual Property.

“Capitalization Date” has the meaning set forth in Section 3.3(a).

“CBA” has the meaning set forth in Section 3.7(a)(xv).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“Change of Board Recommendation” means the Company Board, directly or indirectly, (i) failing to include the Company Board Recommendation in the Proxy Statement, (ii) approving, endorsing or recommending, or proposing publicly to approve, endorse or recommend, any Acquisition Proposal, (iii) withholding or withdrawing (or modifying in a manner that is adverse to Parent) or formally resolving to effect or publicly announcing an intention to withhold or withdraw (or modifying in a manner that is adverse to Parent), the Company Board Recommendation, (iv) following the date on which any Acquisition Proposal made after the date hereof or any material modification thereto is publicly disclosed, failing to issue a press release that reaffirms the Company Board Recommendation within five (5) Business Days following the Company’s receipt of Parent’s written request to do so (which request may only be made once with respect to any such Acquisition Proposal and each material modification thereto), (v) failing to recommend against any Acquisition Proposal that is a tender or exchange offer within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer or (vi) resolving, agreeing or publicly proposing to do any of the foregoing.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.4(c).

“Company Charter Amendments” has the meaning set forth in the Recitals.

“Company Credit Agreement” means the Credit Agreement, dated April 14, 2014, among La Quinta Holdings Inc., La Quinta Intermediate Holdings L.L.C., as borrower, the other guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other lenders party thereto from time to time.

“Company Disclosure Letter” means the confidential disclosure letter of the Company delivered to Parent and Merger Sub concurrently with the execution of this Agreement.

“Company Equity Awards” means LQ PSUs, LQ RSAs and LQ RSUs.

“Company Notice” has the meaning set forth in Section 5.4(c).

“Company Plan” means each material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other cash incentive, bonus, commission, deferred compensation, vacation, holiday, cafeteria, medical, health, welfare, disability, stock purchase, stock option, stock incentive, equity or equity-based, employment, retention, transaction, change-in-control, severance, fringe or other material plan, policy, arrangement, agreement or program (whether written or oral) that is maintained, sponsored or contributed to by the Company or any of the Retained Subsidiaries, or as to which the Company or any of the Retained Subsidiaries has or may have any current or contingent liability or obligation.

“Company Securities” means (a) shares of capital stock, other equity interests or other voting securities of the Company, (b) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock, other equity interests or other voting securities (including voting debt) of the Company, (c) options or other rights to acquire from the Company or its Subsidiaries, or any obligation of the Company or its Subsidiaries to issue, any capital stock, other voting securities or equity interests, or securities convertible into or exchangeable for capital stock, other equity interests or other voting securities (including voting debt) of the Company, (d) obligations of the Company or its Subsidiaries to grant or enter into any convertible, exchangeable or exercisable security of, or other similar Contract relating to any capital stock of, or other equity interests or other voting securities (including voting debt) of the Company and (e) shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights, in each case, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership in, the Company.

“Compliant” means, with respect to the Required Information and the Required Form 10 Financials, that (i) each of the Required Information and the Required Form 10 Financials does not, taken as a whole, contain any untrue statement of material fact regarding the Company and the Retained Subsidiaries, or omit to state any material fact regarding the Company and the Retained Subsidiaries necessary to make such Required Information and the Required Form 10 Financials not materially misleading under the circumstances under which such statements have been made, (ii) each of the Required Information and the Required Form 10 Financials complies with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 by a non-accelerated filer, provided that such information shall not be required to include (a) financial statements or other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (b) Compensation Discussion and Analysis required by Item 402 of Regulation S-K, (iii) the financial statements and other financial information included in such Required Information and the Required Form 10 Financials (excluding for the avoidance of doubt the information set forth in clauses (ii)(a) and (ii)(b) above) would not be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficient to permit a registration statement on Form S-1 by a non-accelerated filer using such financial statements to be declared effective by the Securities and Exchange Commission on the Closing Date and are sufficient to permit the Company’s independent auditors to issue customary “comfort” letters with respect to such financial statements and financial information to the financing sources providing the portion of the Parent Debt Financing consisting of debt securities (including customary “negative assurance” comfort) in order to consummate any offering of debt securities as is customary for underwritten offerings of high-yield debt securities on the Closing Date, (iv) the Company’s independent auditors have not withdrawn, or have not advised the Company or its Subsidiaries in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information and the Required Form 10 Financials (it being understood that the Required Information and the Required Form 10 Financials will be Compliant if the Company’s independent auditors have delivered an unqualified audit opinion with respect to such financial statements and the applicable Required Information and Required Form 10 Financials have been amended, as applicable) and (v) the Company, its Subsidiaries, or the Company’s independent auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information and the Required Form 10 Financials (it being understood that the Required Information and the Required Form 10 Financials will be Compliant if such restatement is completed and the applicable Required Information and Required Form 10 Financials have been amended or the Company or any of its Subsidiaries has, or such auditors have, as applicable, publicly announced that it has concluded that no restatement shall be required, as applicable).

“Confidentiality Agreement” means that certain non-disclosure agreement between the Company and an Affiliate of Parent, dated as of September 14, 2017.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject to or bound or to which or by which any property, business, operation or right of such Person is subject or bound, together with any and all amendments, supplements and addendums thereto and material side letters and similar documentation related thereto.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“CPLG” has the meaning set forth in the Recitals.

“CPLG Alternate Financing” has the meaning set forth in Section 5.19(c).

“CPLG Common Stock” means the common stock, par value $0.01 per share, of CPLG.

“CPLG Consideration” means the number of shares of CPLG Common Stock to be received by the holders of record of Shares as of the record date of the Distribution, for every outstanding Share in accordance with the Distribution Agreement.

“CPLG Debt Financing” has the meaning set forth in Section 3.24(a).

“CPLG Debt Financing Related Parties” means the CPLG Debt Financing Sources and other lenders, purchasers or noteholders from time to time party to agreements contemplated by or related to the CPLG Debt Financing, their Affiliates and their and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their respective permitted successors and assigns.

“CPLG Debt Financing Sources” means the lenders, arrangers and bookrunners (or any of their Affiliates), in each case, from time to time party to the CPLG Financing Commitment or party to an agreement (including any credit agreement) expressly entered into for the purpose of providing all or a portion of the CPLG Debt Financing necessary to consummate the transactions contemplated by this Agreement.

“CPLG Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any of the CPLG Debt Financing.

“CPLG Financing Certificate” means a certificate of the CFO or another senior officer of the Company certifying that, as of the date of such certificate, to the knowledge of the Company, no event (including any notice or other communication from any party to the CPLG Financing Commitment) has occurred that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 hereof, would reasonably be expected to (A) cause the CPLG Financing Commitment to terminate or to be withdrawn, modified, repudiated or rescinded, or (B) otherwise cause the funds contemplated to be available under the CPLG Financing Commitment on the Closing Date, which is sufficient for CPLG to make the Cash Payment (as such term is defined in the Distribution Agreement), to not be available to CPLG on a timely basis (and in any event on a basis to permit the Closing to occur as of the Closing Date).

“CPLG Financing Commitment” has the meaning set forth in Section 3.24(a).

“CPLG Financing Termination Fee” has the meaning set forth in Section 7.5(c).

“CPLG Group” has the meaning set forth in the Distribution Agreement.

“CPLG Management and Franchise Agreements” means the Management Agreements, in substantially the form attached as Exhibit A to the Distribution Agreement, the Franchise Agreements, in substantially the form attached as Exhibit B to the Distribution Agreement and the Pooling Agreements, in substantially the form attached as Exhibit I to the Distribution Agreement, each by and among CPLG or certain of its Subsidiaries, on the one hand, and the Company or certain of its Subsidiaries, on the other hand.

“CPLG Registration Statement” means the registration statement on Form 10 (Registration No. 001-38168) filed by CPLG with the SEC relating to the Distribution, as amended or supplemented from time to time.

“Current Employee” has the meaning set forth in Section 5.5(a).

“Data Room” means the electronic data room designated as “Project Bamm-Bamm” on the Intralinks datasite.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment, to any privacy, security, or security breach notification requirements applicable to the Company or any Retained Subsidiary, to the conduct of the Management and Franchise Business, or to any System: (i) PCI-DSS, (ii) the Company’s and the Retained Subsidiaries’ own rules and policies and (iii) applicable Law.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, proprietary, or confidential information or data (whether in electronic or any other form or medium), including customer information or data.

“Debt Commitment Letter” means the Initial Debt Commitment Letter or, after entry into the Parent Spinco Replacement Commitment Letter by Parent Spinco in accordance with Section 5.22, the Parent Spinco Replacement Commitment Letter, and in each case, to the extent replaced by a Replacement Commitment Letter, any such Replacement Commitment Letter (including a Replacement Commitment Letter that replaces the Parent Spinco Replacement Commitment Letter).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 2.3(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agreement” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 1.4.

“Employee Matters Agreement” has the meaning set forth in the Recitals.

“Encumbrance” means any charge, claim, license, community or other marital property interest, equitable or ownership interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Environmental Laws” means any federal, state, local or foreign law (including common law), statutes, codes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, or other legally binding requirements of any Governmental Entity, which relates to pollution or the protection of the environment, the emission, discharge or release of Materials of Environmental Concern, the protection of natural resources, or, to the extent related to exposure to Materials of Environmental Concern, the protection of human health and safety.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” means the opinion of the Financial Advisor to the Company Board relating to the Merger.

“Financial Advisor” means J.P. Morgan Securities LLC.

“Financial Statements” has the meaning set forth in Section 3.6(b).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority or any arbitral body (public or private).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 5.6(a).

“Initial Debt Commitment Letter” has the meaning set forth in Section 4.11.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all worldwide intellectual property rights including: (a) trademarks, service marks, logos, trade names, trade dress, Internet domain names, social media accounts and identifiers, designs, slogans, corporate names, and all other designations of source or origin, together with the goodwill symbolized by any of the foregoing, (b) patents, patent applications, inventions and invention disclosures and utility models, (c) Trade Secrets, (d) copyrights and copyrighted works, including software, code, compilations and documentation, website and mobile media content, graphics and advertising materials, and works of authorship, (e) rights of privacy and publicity, and moral rights and rights of attribution, and (f) all registrations and applications for registration of the foregoing in clauses (a) through (d), including any renewals, modifications, reissues, continuations, continuations-in-part, divisionals, substitutions, foreign counterparts, reexaminations, and extensions thereof.

“Intervening Event” shall mean any event, fact, change, effect, condition, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that (i) does not relate to Parent or Merger Sub and (ii) was not known by the Company Board and was not reasonably foreseeable (or the implications and effects of which were not fully known) to the Company Board on the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement), which event, fact, change, effect, condition, development, circumstance or occurrence, or any consequence thereof, becomes known to the Company Board prior to obtaining the Requisite Stockholder Approval.

“IRS” has the meaning set forth in Section 3.13(b).

“knowledge of Parent” means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.

“knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Law” means any federal, state, local or foreign law (including common law), act statute, code, ordinance, rule, regulation, judgment, order, ruling, award, injunction, decree, writ, or arbitration award issued, promulgated or entered into by or with any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.4(c).

“LQ Equity Plan” has the meaning set forth in the Employee Matters Agreement.

“LQ ESPP” has the meaning set forth in the Employee Matters Agreement.

“LQ Parent Superior Proposal” means any bona fide Acquisition Proposal with respect to any direct or indirect acquisition, by a Person or group of Persons in a single transaction or series of related transactions, of eighty percent (80%) or more of the LQ Parent Retained Assets (including the capital stock of the Retained Subsidiaries or any other entity holding the LQ Parent Retained Assets), made in writing after the date hereof that is on terms that the Company Board determines in its good faith reasonable judgment (after consultation with legal counsel and financial advisors) (a) would be reasonably likely to be consummated if accepted and (b) is superior to the holders of Shares, from a financial point of view, to the Merger and, taking into account at the time of determination all financial, legal, regulatory and other aspects of such Acquisition Proposal as the Company Board considers to be appropriate (including the ability of the Person making such proposal to consummate the transactions contemplated by such proposal) and of this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise).

“LQ PSU” has the meaning set forth in the Employee Matters Agreement.

“LQ RSA” has the meaning set forth in the Employee Matters Agreement.

“LQ RSU” has the meaning set forth in the Employee Matters Agreement.

“Management and Franchise Business” shall mean the “LQ Parent Retained Business” as defined in the Distribution Agreement.

“Management and Franchise Business Financial Statements” has the meaning set forth in Section 3.6(d).

“Material Adverse Effect” means any fact, change, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, financial condition, assets, operations or results of operations of the Company and the Retained Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that, for purposes of clause (a) above, none of the following, and no change, effect, event or occurrence arising out of, or resulting from, any of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which the Company or any of its Subsidiaries operates; (iii) the negotiation, execution, announcement, pendency or performance of this Agreement, the Spin-Off Transaction Agreements or the transactions contemplated hereby or thereby, or the identity of the parties to this Agreement (including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Company and the Retained Subsidiaries); (iv) acts of war (whether or not declared) or terrorism (or the escalation or worsening of any of the foregoing), natural disasters or any change in general national or international political or social conditions; (v) changes or prospective changes in any Laws applicable to the Company or any other applicable accounting rules, regulations, principles or standards, or any changes or prospective changes in the interpretation of any of the foregoing; (vi) any action taken by the Company or any of its Subsidiaries (A) that is specifically required by this Agreement or (B) at the written request or with the prior written consent of Parent or Merger Sub, or the failure to take any action by the Company or any of its Subsidiaries if that action is prohibited by this Agreement; (vii) any actions required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the Merger; (viii) changes in the market price or trading volume of the Shares or any changes or prospective changes in the Company’s credit ratings; or (ix) any failure by the Company to meet any internal or analyst projections or forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenues, earnings, cash flow, cash position or other financial metrics for any period (it being understood that the exceptions in clauses (viii) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (vi) hereof) is, may be, contributed to or may contribute to a Material Adverse Effect); provided, further, however, that any change, effect, event or occurrence referred to in clauses (i), (ii) or (iv) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent that such change, effect, event or occurrence is disproportionately adverse to the Company and the Retained Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Retained Subsidiaries operate (in which case solely the incremental disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect). The determination of “Material Adverse Effect” shall in all events not take into account any changes, effects, events and occurrences to extent related to CPLG, the other Separated Real Estate Entities, the Separated Real Estate Business, the Separated Real Estate Assets or the Separated Real Estate Liabilities.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Materials of Environmental Concern” means any materials, substances or wastes defined as “hazardous” or “toxic” or any other term of similar import under any Environmental Law, including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity.

“Merger” has the meaning set forth in Section 1.2.

“Merger Consideration” has the meaning set forth in Section 2.1(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Notice Period” has the meaning set forth in Section 5.4(c).

“Other Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) with respect to any direct or indirect acquisition, by a Person or group of Persons in a single transaction or series of related transactions for fifty percent (50%) or more of the Separated Real Estate Business or the shares or other equity securities of CPLG (or any other entity holding the Separated Real Estate Business).

“Outside Date” has the meaning set forth in Section 7.2(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Retained Subsidiary, and including the Intellectual Property set forth on Section 3.9(a) of the Company Disclosure Letter.

“Par Value Charter Amendment” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Preamble.

“Parent Debt Financing” means the debt financings or debt securities offerings contemplated by the Debt Commitment Letter.

“Parent Debt Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any of the Parent Debt Financing.

“Parent Debt Financing Related Parties” means the Parent Debt Financing Sources and other lenders, purchasers or noteholders from time to time party to agreements contemplated by or related to the Parent Debt Financing, their Affiliates and their and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their respective permitted successors and assigns.

“Parent Debt Financing Sources” means the lenders, arrangers and bookrunners (or any of their Affiliates), in each case, from time to time party to the Debt Commitment Letter or party to an agreement (including any credit agreement) expressly entered into for the purpose of providing all or a portion of the Parent Debt Financing necessary to consummate the transactions contemplated by this Agreement.

“Parent Disclosure Letter” means the confidential disclosure letter of Parent and Merger Sub delivered to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to timely perform their obligations under this Agreement or to timely consummate the transactions contemplated hereby.

“Parent Spin” means the separation of Parent Spinco from Parent, pursuant to which Parent will distribute all outstanding shares of Parent Spinco’s common stock to the holders of Parent’s common stock, and Parent Spinco will be an independent, publicly traded company.

“Parent Spinco” means Wyndham Hotel & Resorts, Inc., a Delaware corporation which, following the consummation of the Parent Spin, will hold, directly or indirectly through its Subsidiaries, the businesses comprising Parent’s hotel group businesses.

“Parent Spinco Replacement Commitment Letter” means a debt commitment letter entered into by Parent Spinco in substantially the form attached as Section 5.21(b) of the Company Disclosure Letter.

“Paying Agent” has the meaning set forth in Section 2.4(a).

“Payoff Indebtedness” means, without duplication, the amount of indebtedness (a) for borrowed money (including accrued interest related thereto and any breakage costs or premiums, consent fees, make-whole payments or similar amounts payable upon repayment of such obligations), including all amounts under the Company Credit Agreement, (b) evidenced by notes, bonds, debentures, mortgages, letters of credit or similar instruments, but excluding letters of credit to the extent not drawn upon, (c) evidenced by hedging or swap arrangements (including all liabilities relating to the termination of the term facility interest rate swap, dated April 14, 2014 (as amended), calculated at the termination value thereof, and (d) with respect to the items referred to in clauses (a) through (c) of any other Person the payment of which the Company or any of the Retained Subsidiaries is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise; provided, that “Payoff Indebtedness” shall not include any such liabilities or obligations solely among the Company and the Retained Subsidiaries and provided, further, that “Payoff Indebtedness” shall not include any indebtedness to the extent such indebtedness will be (and is, immediately after the effective time of the Distribution, assumed in full by the CPLG Group in connection with the Distribution).

“Permits” has the meaning set forth in Section 3.10(b).

“Permitted Encumbrance” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established therefor in accordance with GAAP in the most recent audited financial statements contained in the SEC Reports, (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business, (c) liens arising under worker’s compensation, unemployment insurance, social security, ERISA and similar legislation, (d) other statutory liens securing payments not yet due, (e) purchase money liens and liens securing rental payments under capital lease arrangements, (f) other than with respect to Intellectual Property, such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (g) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the most recent financial statements contained in the SEC Reports, (h) liens disclosed on any title insurance policy held by the Company in existence on the date of this Agreement, (i) other liens being contested in good faith in the ordinary course of business or that would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and the Retained Subsidiaries, taken as a whole, and (j) non-exclusive licenses of Intellectual Property granted by the Company or its Retained Subsidiaries in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

“Plan of Reorganization” has the meaning set forth in the Distribution Agreement.

“Preferred Stock” has the meaning set forth in Section 3.3(a).

“Proceeding” has the meaning set forth in Section 3.12.

“Proxy Statement” has the meaning set forth in Section 5.8(a).

“Release” means any spilling, emitting, leaking, pumping, injecting, disposing, or discharging into the environment.

“Representatives” of a Person means officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents, financial advisors and other advisors and representatives of such Person.

“Required Form 10 Financials” means the audited combined balance sheet of the Management and Franchise Business as of December 31, 2017, December 31, 2016 and December 31, 2015 and the related audited combined statements of operations, combined statements of changes in equity and combined statements of cash flows for the years and periods then ended, each prepared in accordance with GAAP and containing the related notes thereto and such information as is required for such financial statements to be included in a Registration Statement on Form S-1 by a non-accelerated filer.

“Required Information” means (i) the historical financial statements of the Management and Franchise Business required pursuant to clause (ii)(b) of Exhibit B of the Debt Commitment Letter and the notes thereto; provided that, for the avoidance of doubt, such financial statements shall include financial statements and notes related thereto for the corresponding period of the prior year; provided further that such financial statements shall contain such information as is required for such financial statements to be included in a Registration Statement on Form S-1 by a non-accelerated filer; provided further that any interim financial statements shall have been reviewed by the independent auditors of the Management and Franchise Business as provided in the procedures specified by the Public Company Accounting Oversight Board in AU-C930, Interim Financial Information; and (ii) financial data to the extent necessary in the preparation by Parent of the pro forma financial statements of Merger Sub required by clause (iii) of Exhibit B of the Debt Commitment Letter (but assuming for this purpose such pro forma financial statements are prepared in accordance with Regulation S-X of the Securities Act).

“Requisite Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Retained Subsidiaries” means the direct and indirect Subsidiaries of the Company other than CPLG and the other Separated Real Estate Entities, as set forth in the Distribution Agreement.

“Reverse Stock Split” has the meaning set forth in the Distribution Agreement.

“Reverse Stock Split Charter Amendment” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all documents filed with or furnished to the SEC by the Company under the Securities Act or the Exchange Act since January 1, 2015, including the CPLG Registration Statement.

“Securities Act” means the Securities Act of 1933, as amended.

“Separated Real Estate Assets” has the meaning set forth in the Distribution Agreement.

“Separated Real Estate Business” has the meaning set forth in the Distribution Agreement.

“Separated Real Estate Entities” has the meaning set forth in the Distribution Agreement.

“Separated Real Estate Liabilities” has the meaning set forth in the Distribution Agreement.

“Shares” means shares of common stock, $0.01 par value per share, of the Company and, after giving effect to the Reverse Stock Split and the Par Value Charter Amendment, shares of common stock, $0.02 par value per share, of the Company.

“Spin-Off Transaction Agreements” means the Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the CPLG Management and Franchise Agreements.

“Stockholders’ Meeting” has the meaning set forth in Section 5.8(e).

“Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) of such corporation or other legal entity.

“Superior Proposal” has the meaning set forth in Section 5.4(c).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” means the software, computer firmware and hardware, networks, and telecommunications and computer systems, including any outsourced systems and processes, and other similar or related systems, that are owned, used or relied on by the Company or any Retained Subsidiary.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, alternative, add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, or other like assessment or charge in the nature of a tax, together with any interest or any penalty, interest, addition to tax or additional amount (in each case, whether disputed or not) imposed by any Governmental Entity responsible for or having authority with respect to the imposition, assessment, determination or collection of any such tax.

“Tax Matters Agreement” means the Tax Matters Agreement, by and between the Company and CPLG, in the form attached as Exhibit D to the Distribution Agreement.

“Tax Opinion” has the meaning set forth in the Distribution Agreement.

“Tax Returns” means all returns, declarations, statements, reports, forms and information returns filed or required to be filed in respect of Taxes, including any schedules or attachments thereto and any amendments thereof.

“Termination Fee” has the meaning set forth in Section 7.5(b).

“Trade Secrets” means trade secrets, know-how, processes, models, methodologies, techniques, designs, specifications, drawings, source code, methods, data, databases, collections of data, and business and marketing plans and proposals, and other proprietary or confidential information.

“Transition Services Agreement” means the Transition Services Agreement, by and between the Company and CPLG, in the form attached as Exhibit E to the Distribution Agreement.

“Treasury Regulations” the regulations promulgated under the Code.

“Voting Agreement” has the meaning set forth in the Recitals.